UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CONN’S, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CONN’S, INC.

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 29, 2019

Location Information

2445 Technology Forest Blvd.

Building 4, Suite 800

The Woodlands, Texas 77381

To the Stockholders of Conn’s, Inc.:

NOTICE IS HEREBY GIVEN that the 2019 annual meeting of stockholders of Conn’s, Inc. will be held on Wednesday, May 29, 2019, at 2445 Technology Forest Blvd., Building 4, Suite 800, The Woodlands, Texas 77381, commencing at 1:00 P.M., Central Daylight Time, for the following purposes:

1.	to elect the eight directors nominated by our Board of Directors and named in this proxy statement;

2.	to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020;

3.	to hold a non-binding advisory vote to approve the compensation of our named executive officers; and

4.	to transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on April 1, 2019 are entitled to notice of, and to vote at, the 2019 annual meeting of stockholders, or any postponement or adjournment thereof. A list of such stockholders, arranged in alphabetical order and showing the address of and the number of shares registered in the name of each such stockholder, will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours for a period of at least ten days prior to the meeting at our principal executive offices located at 2445 Technology Forest Blvd., Building 4, Suite 800, The Woodlands, Texas 77381. If you plan on attending in person, you will need to provide proof of stock ownership, such as an account or brokerage statement reflecting stock ownership as of the record date, and a form of valid government-issued picture identification, such as a driver’s license or passport.

We are pleased to take advantage of the U.S. Securities and Exchange Commission (“SEC”) rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, on or about April 15, 2019, we are mailing to our stockholders, other than those who previously requested electronic or paper delivery of proxy materials, a Notice of Internet Availability of Proxy Materials (the “Notice”) for the fiscal year ended January 31, 2019. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our Annual Report on Form 10-K for the fiscal year ended January 31, 2019, and a form of proxy card or voting instruction card. It is very important that your shares are represented and voted at the meeting. As explained in further detail in the Notice, your shares may be voted via a toll-free telephone number, on the Internet, or by signing, dating and returning the enclosed proxy card in the envelope provided. Your proxy card will not be used if you are present at the meeting and prefer to vote in person, or if you revoke your proxy.

By Order of the Board of Directors,

Mark L. Prior

Vice President, General Counsel and Secretary

April 12, 2019

The Woodlands, Texas

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2019

The Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders and the Annual Report on Form 10-K for the fiscal year ended January 31, 2019 are available free of charge on our website at www.conns.com, at www.proxyvote.com, and at the SEC’s website at www.sec.gov.

PROXY STATEMENT

2019 ANNUAL MEETING OF STOCKHOLDERS

Date:	May 29, 2019

Time:	1:00 P.M., Central Daylight time
Location of Meeting:	Conn’s, Inc. (“we,” “us” or the “Company”) 2445 Technology Forest Blvd. Building 4, Suite 800 The Woodlands, Texas 77381

Record Date and Number of Votes:	April 1, 2019. Holders of our Common Stock, par value $0.01 per share (“Common Stock”) are entitled to one vote for each share of Common Stock they owned as of the close of business on April 1, 2019. You may not cumulate votes.

Agenda:

1.  To elect the eight directors nominated by our Board of Directors and named in this proxy statement;

2.  To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020 (“fiscal year 2020”);

3.  To hold a non-binding advisory vote to approve the compensation of our named executive officers; and

4.  To transact such other business as may properly come before the meeting.

Proxies:

Unless you tell us on the form of proxy to vote differently, the named proxies will vote signed returned proxies:

1.  “FOR” the election of the eight directors nominated by the Board of Directors and named in this proxy statement;

2.  “FOR” the proposal to ratify the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2020; and

3.  “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers.

The proxy holders will use their discretion on other matters. If a nominee for the Board of Directors cannot serve as a director, the proxy holders will vote for a person whom they believe will carry on our present policies.

Proxies Solicited By:	The board of directors of the Company (the “Board of Directors” or “Board”).

Distribution Date:	The Notice or the proxy materials, including this proxy statement, proxy card or voting instruction card and our Annual Report on Form 10-K, are being distributed and made available on or about April 15, 2019.

YOUR VOTE IS IMPORTANT. PLEASE VOTE PROMPTLY.

EQUITY COMPENSATION PLANS	45

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS	45

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	48

REVIEW AND APPROVAL OF RELATED PARTY TRANSACTIONS	48

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	48

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS	48

FORM OF PROXY	50

GENERAL INFORMATION REGARDING THE 2019 ANNUAL MEETING OF STOCKHOLDERS

Our fiscal year ends on January 31. References to a fiscal year throughout this proxy statement refer to the calendar year in which the fiscal year ends.

What constitutes a quorum? What is the Record Date? How many shares are outstanding?

The holders of a majority of the outstanding shares of our common stock (the “Common Stock”) entitled to vote at the 2019 annual meeting of stockholders (the “2019 annual meeting” or the “meeting”), represented in person or by proxy, will constitute a quorum at the meeting. However, if a quorum is not present or represented at the meeting, the stockholders entitled to vote at the meeting, present in person or represented by proxy, have the power to adjourn the meeting, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting.

On April 1, 2019, the “Record Date,” there were 31,883,939 shares of our Common Stock issued and outstanding and entitled to vote, meaning that 15,941,970 shares of our Common Stock must be present in person or by proxy to have a quorum.

What matters will be voted on at the 2019 annual meeting?

The following matters will be voted on at the 2019 annual meeting:

1.	the election of eight directors nominated to the Board of Directors;

2.	a proposal to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2020;

3.	a non-binding advisory resolution to approve the compensation of our named executive officers; and

4.	such other business as may properly come before the meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

1.	FOR the election of the eight directors nominated by the Board of Directors and named in this proxy statement.

2.	FOR the ratification of the appointment by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2020.

3.	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement.

What is the effect of a broker non-vote?

Brokers or other nominees who hold shares of our Common Stock for a beneficial owner only have the discretion to vote on routine proposals when they have not received voting directions from the beneficial owner at least ten days prior to the 2019 annual meeting. Rule 452 of the New York Stock Exchange, which governs all brokers (including those holding NASDAQ-listed securities), provides that a broker or other nominee holding shares for a beneficial owner may generally vote on routine matters, but not non-routine matters, without receiving voting instructions. Other than with respect to the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal Two), which is considered routine, all of the other proposals are considered non-routine matters. Please provide instructions to your broker or nominee on how to vote your shares. If you do not provide such voting instructions to your broker, they will not be able to vote for Proposals One or Three for you and a “broker non-vote” will result. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will only be considered entitled to vote on the proposal to ratify the appointment by the audit committee of our Board of Directors (the “Audit Committee”) of our independent registered public accounting firm and any other routine matters that may properly come before the meeting. To minimize the number of broker non-votes and to ensure that your voice is heard in the election of directors and the other matters to be voted on at the 2019 annual meeting, we encourage you to provide voting instructions to the broker or other organization that holds your shares by carefully following the instructions in the Notice.

What vote is required to approve the proposals?

Provided a quorum exists, the following votes are required for each proposal:

Proposal One: Election of Directors—To be elected, each director must receive a majority of the votes cast with respect to the director. For purposes of this vote, a majority of the votes cast means that the number of shares voted “for” a director’s election exceeds the number of shares voted “against” that director’s election. Abstentions and broker non-votes will have no effect on this proposal.

Proposal Two: Ratify the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm—An affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter at the meeting is required to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2020. Abstentions and broker non-votes will have the same effect as votes against this proposal.

Proposal Three: Advisory Vote on Executive Compensation—An affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the subject matter at the meeting is required to give advisory (non-binding) approval of the compensation of our named executive officers as disclosed in this proxy statement. Because your vote is advisory, it will not be binding on the Board of Directors or on us; however, the Board of Directors and we will review the voting results and take them into consideration when making future decisions regarding executive compensation. Abstentions will have the same effect as a vote against this proposal and broker non-votes will have no effect on this proposal.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record as of the close of business on April 1, 2019, the Record Date, are entitled to notice of and to vote at the meeting or any adjournments of the meeting. Each share of Common Stock entitles the holder thereof to one vote per share.

What will happen if I do not specify how my shares are to be voted, but do submit a proxy?

Stockholders of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	FOR the election of the eight directors nominated by our Board of Directors and named in this proxy statement;

•	FOR the ratification of the Audit Committee’s appointment of Ernst & Young LLP, as our independent registered public accounting firm for fiscal year 2020;

•	FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement;

Beneficial Owners. If you are a beneficial owner and you do not provide voting instructions to the broker or other nominee that holds your shares, the broker or other nominee will determine if it has the discretionary authority to vote on a particular proposal, and may not be able to vote on all proposals presented for a vote at the annual meeting.

What will happen if I do not vote my shares?

Stockholders of Record. If you are the stockholder of record and you do not vote by proxy card, by telephone, by the Internet or in person at the 2019 annual meeting, your shares will not be voted at the 2019 annual meeting. For each of the proposals, if you are not present at the meeting in person or by proxy, the failure to vote will not affect the outcome of the proposal.

Beneficial Owners. If you are the beneficial owner of shares, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. See “What is the effect of a broker non-vote?” for more information.

How do I vote and what are the voting deadlines?

Stockholders of Record. If you are a stockholder of record, you may vote by any of the following methods:

•	By Mail. You may submit your vote by completing, signing and dating your proxy card and returning it in the prepaid envelope so that it is received no later than May 28, 2019.

•

By Internet or Telephone. You may vote your shares by Internet or telephone, by following the instructions in your Notice. If you vote by Internet or telephone, you should not return your proxy card. These votes must be received by 11:59 P.M., Eastern Time, on May 28, 2019.

•

In Person at the Annual Meeting. You may vote your shares in person at the 2019 annual meeting. Proxy cards will be available for you at the meeting, or you may bring the one provided to you, and deliver the completed and executed card to the inspector of election at the 2019 annual meeting.

Beneficial Owners. If you are a beneficial owner of your shares, you should receive a Notice or voting instructions from the broker or nominee holding your shares. You should follow the instructions provided to you by your broker in order to properly advise them of your voting instructions. Shares held beneficially may be voted at the 2019 annual meeting only if you obtain a legal proxy from your broker or nominee giving you the right to vote, and presenting that legal proxy together with your vote to the inspector of election at the 2019 annual meeting.

Can I revoke or change my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke your proxy at any time before the final vote at the 2019 annual meeting by:

•	signing and returning a new proxy card at a later date;

•	submitting a vote by telephone or the Internet at a later date;

•	attending the 2019 annual meeting and voting in person; or

•

delivering a written revocation to our Corporate Secretary at the address of our principal executive offices provided to you in this proxy statement or to Broadridge Financial Services, 51 Mercedes Way, Edgewood, NY 11717, Attn: Vote Processing.

Beneficial Owners. If you are the beneficial owner of your shares, you must contact your broker or nominee holding your shares, and follow their instructions for revocation or changing your proxy.

Your attendance at the 2019 annual meeting will not automatically revoke your proxy unless you vote again at the 2019 annual meeting.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been engaged as our independent agent to receive and tabulate our stockholder votes, and will act as our independent inspector of election who will certify the election results and perform any other acts required by the Delaware General Corporation Law.

How are stockholder proposals included in the proposals submitted to stockholders for voting? How is any other business voted on by stockholders?

Stockholders have the right to present proposals for inclusion in our proxy statement for consideration at our 2020 annual meeting of stockholders. To be considered at our next annual meeting, you must submit your proposals, in addition to meeting other legal requirements, within the appropriate time periods, as set forth below. If you want to make a proposal for consideration at our 2020 annual meeting and have it included in the Company’s proxy materials relating to our 2020 annual meeting, we must receive your proposal at our principal executive office by no later than December 16, 2019, and such proposal must otherwise comply with Rule 14a-8 (“Rule 14a-8”) of the Securities Exchange Act of 1934 (the “Exchange Act”) and other applicable SEC rules. If you want to make a proposal or nominate a director for consideration at our 2020 annual meeting without having the proposal included in the Company’s proxy materials, you must comply with the then-current advanced notice provisions and other requirements set forth in our Second Amended and Restated Bylaws (“Bylaws”). Under our current Bylaws, our Corporate Secretary must receive such proposals for possible consideration at our 2020 annual meeting at our principal executive offices no earlier than December 16, 2019 and no later than January 14, 2020. However, if the date of the 2020 annual meeting changes by more than 30 days from the first anniversary date of this year’s meeting, we will then provide notice of the new date of the 2020 annual meeting in our earliest possible quarterly report on Form 10-Q. If we do not receive your proposal or nomination by the appropriate deadline, then it may not be brought before the 2020 annual meeting even if it meets the other proposal or nomination requirements.

We do not intend to bring any business before the 2019 annual meeting other than the matters described in this proxy statement and have not been informed of any matters or proposals that may be presented at the meeting by stockholders. If, however, any other business should properly arise and be properly submitted for a vote at the 2019 annual meeting, the persons appointed in the proxy have discretionary authority to vote in accordance with their best judgment.

Who is paying the cost of solicitation of proxies?

We will bear the cost of soliciting proxies. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and employees by other means, including telephone, e-mail or in person. No special compensation will be paid to directors, officers or employees for the solicitation of proxies. To solicit proxies, we may also request the assistance of banks, brokerage houses and other custodians, nominees or fiduciaries, and, upon request, will reimburse such organizations or individuals for their reasonable expenses in forwarding the Notice and other soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

Do we provide for Electronic Delivery of Proxy Materials?

Pursuant to rules adopted by the SEC, we provide access to the proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders owning shares of our Common Stock on or about April 15, 2019. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our Annual Report on Form 10-K for the fiscal year ended January 31, 2019 (“fiscal year 2019”), and a form of proxy card or voting instruction card. In addition, the Notice will provide stockholders with instructions on how to request to receive proxy materials in printed form by mail or by e-mail on an ongoing basis. A stockholder’s election to receive proxy materials by mail or by e-mail will remain in effect until the stockholder terminates such election. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the 2019 annual meeting and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail message each successive year with instructions containing a link to those materials and a link to the proxy voting website.

Our proxy materials are also available free of charge on our website at www.conns.com, at www.proxyvote.com, and at the SEC’s website at www.sec.gov.

How can I find the result of the voting at the 2019 annual meeting?

Preliminary voting results will be announced at the 2019 annual meeting. Final results will be published in a current report on Form 8-K or in our Form 10-Q for the quarter ending April 30, 2019, which will be posted on our website at www.conns.com, under “Investor Relations.”

PROPOSALS FOR STOCKHOLDER ACTION

PROPOSAL ONE:

ELECTION OF DIRECTORS

Number of Directors to be Elected

Our Board currently consists of ten director positions and we currently have eight members on our Board. We intend for the two vacancies to remain until our Board of Directors desires to fill such vacancies or reduce the size of the Board. At this time the Board of Directors believes that eight is the appropriate number of directors and does not intend to fill the two director vacancies. The eight directors to be elected at the 2019 annual meeting will hold office until the 2020 annual meeting of stockholders, or until their respective successors have been elected and qualified or earlier upon their death, resignation or removal. You may not vote for a greater number of directors than those nominated.

Criteria for Nomination to the Board of Directors. Those persons nominated to our Board of Directors are selected by the nominating and corporate governance committee of our Board (the “Nominating and Corporate Governance Committee”) in accordance with the committee’s charter, our certificate of incorporation (“Certificate of Incorporation”) and Bylaws, our Corporate Governance Guidelines, and the criteria determined by the Board for our director candidates. In considering the nomination of the directors identified below to serve until the 2020 annual meeting, the Nominating and Corporate Governance Committee sought and considered individuals with strong personal reputations and experience in business and other areas that are relevant and important to the financing, strategy and operations of the Company, as well as financial expertise to qualify as a “financial expert” for our Audit Committee. Each nominee for election as a director at the 2019 annual meeting holds or has held senior executive positions in organizations providing such background and expertise, and each has the necessary business and financial experience sought by the Company in those areas, including strategic and financial planning, public company financing and reporting, compliance, risk management and leadership. Each of the director nominees also has experience of serving on boards or in senior executive management of publicly held companies or governmental services requiring strong business and leadership acumen and implementation.

The Nominating and Corporate Governance Committee also considered and believes that each of the director nominees has valuable personal and business attributes that have and will continue to be valuable to the Company in their advice and guidance to executive management of the Company. The Nominating and Corporate Governance Committee takes into account in its consideration diversity in range of backgrounds, perspectives and experience of the individuals it recommends for nomination to our Board of Directors. Information on the specific experience of each nominee can be found under the caption “Board of Directors – Board of Director Nominees for 2019 – 2020.”

Board Nominees

Our Board of Directors met in March 2019 and considered the candidates for nomination for election to the Board at the 2019 annual meeting. The Nominating and Corporate Governance Committee, consisting of three independent members of the current Board of Directors, recommended that the full Board nominate the following individuals for re-election to the Board of Directors at the 2019 annual meeting.

In making these recommendations, the Nominating and Corporate Governance Committee considered the experience, qualifications, attributes and skills of each of the nominees as described above and the requirements and qualifications discussed under “Board of Directors - Nomination Policies and Procedures.” Based on this recommendation, our Board of Directors has nominated the following individuals to be elected by the stockholders at the 2019 annual meeting.

Name	Position	Age	Term of Office	Committee Membership
James H. Haworth	Independent Director	57	March 2016—Current	Compensation Committee Nominating and Corporate Governance Committee

Kelly M. Malson	Independent Director	48	August 2012—Current	Audit Committee (Financial Expert) Nominating and Corporate Governance Committee

Bob L. Martin	Lead Independent Director	70	September 2003—Current	Nominating and Corporate Governance Committee (Chair) Compensation Committee (Chair)

Douglas H. Martin	Director	65	February 2003—Current	Credit Risk Committee

Norman L. Miller	President, Chief Executive Officer and Chairman of the Board	58	September 2015—Current	Compliance Committee (Chair)

William E. Saunders, Jr.	Independent Director	45	August 2014—Current	Audit Committee (Financial Expert) Credit Risk Committee (Chair) Compliance Committee

William (David) Schofman	Independent Director	47	May 2012—Current	Compensation Committee

Oded Shein	Independent Director	57	March 2016—Current	Audit Committee (Chair) (Financial Expert) Credit Risk Committee Compliance Committee

Each director nominee currently serves as a member of the Board, having been elected at our 2018 annual meeting and served on the Board of Directors throughout fiscal year 2019.

Those nominees identified in the table above as “independent director” have been determined by our Board to be independent under NASDAQ rules. All nominees have consented to serve as directors. The Board has no reason to believe that any of the nominees will be unable or unwilling to act as a director. In the event any nominated director is unable to stand for election, the Board of Directors may either reduce the size of the Board or designate a substitute.

For biographical information and the experience, qualifications, attributes and skills of each director nominee that the Nominating and Corporate Governance Committee and our Board of Directors considered to determine that such nominee should serve as one of our directors, please refer to the section captioned “Board of Directors – Board of Director Nominees for 2019 – 2020,” below.

Each director nominee will be elected by the vote of a majority of the votes cast with respect to such director nominee. This means the number of votes cast “for” a director nominee must exceed 50% of the votes cast with respect to that director nominee (excluding abstentions and broker non-votes). Each director nominee has tendered his or her resignation from the Board, which shall be effective only in the event that (i) the votes cast “for” such director nominee are equal to or less than 50% of the votes cast with respect to that director nominee, and (ii) the Board of Directors accepts such resignation. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors whether to accept any resignation in the event any director nominee fails to receive over 50% of the votes cast “for” such director nominee. The Board of Directors will then consider the recommendation and publicly disclose its decision within 90 days after the certification of the election results.

The Board of Directors Recommends That You Vote “FOR” the Election of Each of the Eight Board Nominees.

PROPOSAL TWO:

RATIFICATION OF THE SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as our independent registered public accounting firm for fiscal year 2019. The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2020. Our Board of Directors has further directed that we submit the selection of our independent registered public accounting firm for ratification by the stockholders at the 2019 annual meeting. Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. The Audit Committee believes it to be in the best interests of our stockholders to retain Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2020. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders. The Audit Committee annually reviews the performance of our independent public accountants and the fees charged for their services. The Audit Committee anticipates, from time to time, obtaining competitive proposals from other independent public accounting firms for our annual audit. Based upon the Audit Committee’s analysis of this information, we will determine which independent public accounting firm to engage to perform our annual audit each year. Representatives of Ernst & Young LLP will attend the 2019 annual meeting and will be available to respond to appropriate questions that may be asked by stockholders. These representatives will also have an opportunity to make a statement at the meeting if they desire to do so.

The Board of Directors and the Audit Committee Recommend That You Vote “FOR” the Ratification of Ernst & Young LLP as Our Independent Registered Public Accounting Firm.

Principal Accounting Firm Fees and Services

Fees for professional services rendered by Ernst & Young LLP to the Company during the fiscal years ended January 31, 2019 and 2018 in each of the following categories, including related expenses, are:

	Fiscal Years Ended January 31,
	2019	2018
Audit	$1,393,826	$1,254,401
Audit-Related Fees	$90,000	$210,000
Tax Fees	$206,000	—
All Other Fees	—	—

Audit fees: Consists of fees for professional services rendered for the annual audit of the Company’s consolidated financial statements, including the audit of internal control over financial reporting, reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-Q and work performed to support the Company’s debt and equity issuances, including SEC registration statements and filings and the issuance of consents.

Audit-related fees: Fees for fiscal years 2019 and 2018 consist of work performed to support the Company’s securitization transactions.

Tax fees: Consists of fees billed for professional services related to tax compliance, tax advice, and other tax planning services and advice. There were none of these services performed in fiscal year 2018.

All Other Fees: Consists of fees billed for all other services and are unrelated to specific audit or audit-related services described above. There were none of these services performed in fiscal years 2019 or 2018.

Our Audit Committee charter requires pre-approval of all services to be rendered by our independent auditors. All of the audit, audit-related fees, tax fees, and all other fees were approved by our Audit Committee for the fiscal years ended January 31, 2019 and 2018. The Audit Committee determined that no services rendered by our outside auditors during fiscal year 2019 were prohibited under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). In addition, the Audit Committee has considered whether Ernst & Young LLP’s provision of services, other than services rendered in connection with the audit of our annual financial statements and reviews of our financial statements included in our Quarterly Reports on Form 10-Q during fiscal year 2019, is compatible with maintaining Ernst & Young LLP’s independence and has determined that such services rendered met the requirements of independence under applicable SEC rules.

AUDIT COMMITTEE REPORT

The Committee

Our Board of Directors established the Audit Committee to be responsible for the appointment, compensation, retention and oversight of the work of our independent auditors and to oversee our (i) financial reporting process; (ii) internal audits, internal control policies and procedures; (iii) implementation and compliance with Sarbanes-Oxley Section 404 requirements and authorities; and (iv) financial, tax, and risk management policies. The Audit Committee is composed of three independent, non-employee directors and operates under a written charter, a copy of which is published on our website at www.conns.com under “Investor Relations – Corporate Governance.” The Audit Committee has prepared the following report on its activities with respect to our financial statements for fiscal year 2019.

Review and Discussion

Management is responsible for our financial reporting process (including our system of internal controls) and for the preparation of Conn’s, Inc.’s consolidated financial statements in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm, is responsible for auditing those financial statements and for attesting to the effectiveness of our internal control over financial reporting. It is the Audit Committee’s responsibility to monitor and review these processes. The members of the Audit Committee are not employees of the Company and do not represent themselves to be, or to serve as, accountants or auditors by profession or experts in the field of accounting or auditing.

In connection with the preparation of our audited financial statements for fiscal year 2019, the Audit Committee:

•

reviewed and discussed our Annual Report on Form 10-K, including our audited consolidated financial statements and Management’s Report on Internal Control over Financial Reporting for fiscal year 2019, with management;

•

discussed with Ernst & Young LLP the matters required to be discussed by auditing standards, including Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and

•

received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB concerning independence, and discussed with Ernst & Young LLP its independence, including whether Ernst & Young LLP’s provision of non-audit services to the Company is compatible with the auditors’ independence.

The Audit Committee meets separately with our independent auditors to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

Recommendation

Based on the review and discussion referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2019, for filing with the SEC.

AUDIT COMMITTEE:

Oded Shein, Chair
William E. Saunders, Jr.
Kelly M. Malson

PROPOSAL THREE:

ADVISORY VOTE FOR APPROVAL OF THE COMPENSATION

OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve or disapprove, in a non-binding advisory vote, the compensation of our named executive officers and this vote is provided as required pursuant to Section 14A of the Exchange Act. At our annual meeting held on May 31, 2017, our stockholders again recommended that we hold the advisory vote for approval of the compensation of our named executive officers annually. Our Board of Directors has agreed with this advisory vote, and has determined to hold this vote annually. At our 2017 and 2018 annual meetings, 92.1% and 83.8% of the votes cast, respectively, were in favor of the advisory resolution on our executive compensation.

As described in the “Compensation Discussion and Analysis” section of this proxy statement, our compensation program for our named executive officers is designed to (i) motivate and reward performance that increases our stockholder value, including individual measured goals and objectives, (ii) attract and retain executive talent by offering competitive compensation opportunities, and (iii) build and encourage ownership of shares of our Common Stock. Toward these goals, our executive compensation program has been designed and administered to reward our named executive officers based on our financial and operating performance, their individual performance, and to align their interests with those of our stockholders. In addition, our executive compensation program is designed to encourage the long-term commitment of our named executive officers to the Company. We believe that our executive compensation program, which primarily consists of a base salary, an annual performance-based cash bonus opportunity, and time and performance-based equity awards, promotes these objectives. Please read the section captioned “Compensation Discussion and Analysis” for a discussion of these objectives, the determination of and the elements of compensation and awards for our executive officers, as well as the elements paid and awarded during our fiscal year 2019.

In applying these objectives, the compensation committee of our Board of Directors (“Compensation Committee”) relied upon:

•

input and recommendations received from our Chairman and Chief Executive Officer regarding the performance of each executive officer (other than the Chief Executive Officer), each of whose performance is analyzed by the Compensation Committee, the documentation provided to support the attainment by individual executive officers of their respective goals and objectives, and areas of responsibilities and expectations for future performance and goal attainment;

•	publicly available information with respect to the executive compensation practices of certain public companies in our industry and peer groups;

•

the analysis and recommendations regarding our compensation programs for our executive officers composed by Frederic W. Cook & Co., the Compensation Committee’s independent compensation consultant; and

•	the knowledge of the individual members of the Compensation Committee of industry compensation practices and programs.

For the reasons discussed above, the Board of Directors unanimously recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement, is hereby APPROVED on a non-binding, advisory basis.”

While the resolution is non-binding, the Board of Directors values the opinions that stockholders express in their votes and in any additional dialogue. It will consider the outcome of the vote and those opinions when making future compensation decisions. To the extent there is any significant vote against the named executive officers’ compensation, the Compensation Committee will consider our stockholders’ advisory vote, and evaluate whether, and to what extent, any actions are necessary to address our named executive officers’ compensation program.

The Board of Directors Recommends That You Vote “FOR” the Approval, on a Non-Binding Basis, of the Compensation of Our Named Executive Officers.

BOARD OF DIRECTORS

Board of Director Nominees for 2019—2020

Norman L. Miller was appointed as our President and Chief Executive Officer, and to our Board of Directors, effective September 7, 2015. Mr. Miller was appointed as our Chairman of the Board in May 2016. In March 2018, Mr. Miller was nominated to serve as chair of the Compliance Committee.

Prior to joining the Company, Mr. Miller most recently served as the Senior Vice President and President, Automotive at Sears Holdings, which, during his service, operated over 700 Sears Auto Center locations. Previously, he served as President and Chief Operating Officer of DFC Global Corp (formerly Dollar Financial Corp) from 2007 to 2014. Prior to his employment at DFC Global Corp, Mr. Miller served as Group President, Sports and Entertainment unit at ARAMARK, where he worked for a decade. He was named to the role after serving as the President of ARAMARK’s Correctional Services unit from 2002 to 2003. Mr. Miller’s career also includes nine years with Nestle, Kraft General Foods and PepsiCo, serving in management positions in sales, marketing and operations. Mr. Miller received a Bachelor’s of Science degree from the United States Military Academy at West Point.

Mr. Miller has extensive financial knowledge and provides valuable guidance to our Board of Directors in overseeing various aspects of our operations. In addition, his prior experience as an executive of Sears Holdings and DFC Global Corp provides valuable experience from both the retail and credit operations perspective. His service to our Company as our Chairman, Chief Executive Officer and President provides Mr. Miller with additional and particular knowledge of our Company that he brings to our Board of Directors.

Bob L. Martin has served as a director since September 2003, and was appointed as our Lead Independent Director in August 2012. Mr. Bob Martin was elected as an Operating Partner of The Stephens Group LLC, a family-owned investment company in March 2012, and currently holds such position. Mr. Bob Martin is also the Chief Executive Officer (part-time) of Mcon Management Services, Ltd., a consulting company, since 2002. He was previously a consultant to that entity. Mr. Bob Martin has over 35 years of retailing and merchandising experience. Prior to retiring from the retail industry in 1999, he headed the international operations of Wal-Mart International, Inc. for 15 years. From 1968 to 1983, Mr. Bob Martin was responsible for technology services for Dillard’s, Inc. Mr. Bob Martin has also served as a director of Dillard’s, Inc., Sabre Holdings Corporation, Furniture Brands International and Guitar Center, Incorporated. Mr. Bob Martin currently serves on the board of directors of Gap, Inc. He has experience as chairman of a corporate governance and compensation committee, and has been a member of an audit committee, in each case, of publicly held companies. Mr. Bob Martin attended South Texas University and holds an Honorary Doctorate degree from Southwest Baptist University.

Mr. Bob Martin was selected to serve on our Board of Directors due to his extensive experience in information technology and the retail industry, as well as his service and experience on a host of other public company boards. Mr. Bob Martin’s experiences contribute to our Board of Directors’ understanding of innovations and issues affecting information technologies and retail strategies in our industry and marketplace. Mr. Bob Martin is the chair of the Nominating and Corporate Governance Committee and the Compensation Committee.

Kelly M. Malson was appointed as a director in August 2012. Ms. Malson has served on the Audit Committee since her appointment and served as the chair of the Audit Committee from November 2012 to May 2018. Ms. Malson was also appointed to the Company’s Nominating and Corporate Governance Committee in December 2015. Ms. Malson has served as Chief Financial Officer of Nichols Financial, Inc., since June 2018. As required by our Corporate Governance Guidelines, Ms. Malson submitted her conditional resignation to the Board due to her joining Nichols Financial, Inc. The Nominating and Corporate Governance Committee (without Ms. Malson) considered the conditional resignation and the Board (without Ms. Malson) accepted the Nominating and Corporate Governance Committee’s recommendation to decline her conditional resignation. Previously, Ms. Malson served as Senior Vice President, Chief Financial Officer and Treasurer of World Acceptance Corporation from May 2009 until stepping down from those positions in December 2013. She remained employed by World Acceptance Corporation from December 2013 until her retirement in February 2014. Prior to that, she held the titles of Vice President and Chief Financial Officer from March 2006 until May 2009 and Vice President of Internal Audit from September 2005 to March 2006 at World Acceptance Corporation. Ms. Malson served as Finance Compliance Manager for ITRON, Inc., IEM Unit from 2004 to 2005. Prior to 2004, she served in various positions with KPMG, LLP and Arthur Andersen LLP. Ms. Malson obtained her Bachelor’s Degree in Accountancy from Southern Illinois University in 1993.

Ms. Malson was selected to serve on our Board because of her extensive experience in the financial industry, her executive positions at World Acceptance Corporation, a consumer finance business, and her substantive knowledge about the variety of issues related to our business.

Douglas H. Martin served as a director of the predecessor to the Company beginning in 1998, and was appointed as one of our directors in February 2003. Mr. Doug Martin is a Senior Executive Vice President of Stephens Inc., an investment bank, where he has been employed since 1981. He is responsible for the investment of the firm’s capital in private companies. Mr. Doug Martin serves as a member of the board of directors of numerous privately held companies. He received his B.A. in Physics and Economics from Vanderbilt University and his M.B.A. from Stanford University.

Mr. Doug Martin brings to our Board of Directors diverse experience in investment analysis and valuation, and has extensive experience and insights into debt and equity financing and structuring, capital markets and capitalization strategies. Mr. Doug Martin brings historical working knowledge of our Company to our Board of Directors due to his long tenure and relationship with us. Mr. Doug Martin’s relationship with Stephens, Inc., which owns a substantial amount of the Company’s Common Stock, also helps the Board of Directors to have more direct insight into how its decisions impact our stockholders. Mr. Doug Martin was a member of the Credit Risk Committee in fiscal year 2019 and will remain as a member of the Credit Risk Committee in fiscal year 2020.

There is no relation between Mr. Bob Martin and Mr. Doug Martin.

William E. Saunders, Jr. was appointed as a director in August 2014 and has served on the Company’s Audit Committee since his appointment. He also chaired the Company’s Credit Risk and Compliance Committee from the committee’s formation in December 2014 until it became two separate committees titled the Credit Risk Committee and the Compliance Committee in March 2018, when Mr. Saunders was nominated to serve as chair of the Credit Risk Committee and as a member of the Compliance Committee. Mr. Saunders has served as the Chief Executive Officer of Community Choice Financial Inc., a leading retailer of alternative consumer financial services products, since June 2008, and Chairman of its Board of Directors since May 2014, after joining the company as its Chief Financial Officer in March 2006. Prior to joining Community Choice Financial (previously CheckSmart Financial Holdings), Mr. Saunders was a Vice President for Stephens Inc., an investment bank, from 2004 to 2006 and, prior to that was an associate at Houlihan Lokey, an investment bank, SunTrust Equitable Securities, an investment bank, and Arthur Andersen, an accounting firm. Mr. Saunders holds a B.S. in Business with Special Attainment in Accounting and Commerce from Washington & Lee University and is a certified public accountant in the State of Georgia.

Mr. Saunders brings extensive investment banking, finance, management, credit and regulatory experience to our Board.

William (David) Schofman was appointed as a director in March 2012. Mr. Schofman is an active executive, investor and board member for several companies including: PureWRX, Inc., a value-added distributor and reseller of information technology hardware; Coro Health, LLC, a new media healthcare company and CPO Commerce, Inc., the largest online tool retailer. In addition, Mr. Schofman participates in several other business ventures through his private equity and management services business, AnderSchof Investments, LLP. Mr. Schofman previously served as the Chief Executive Officer of Callaway Golf Interactive from June 2004 to September 2007, and as the Executive Vice President Global Ecommerce of Callaway Golf from 2004 to 2007. Mr. Schofman was the co-founder and CEO of FrogTrader from 2000 until 2004, before the Company was sold to Callaway Golf. Prior to that, Mr. Schofman was the co-founder and CEO of International Golf Outlet from 1995 until 1999, which was sold to CBS Sportsline. Mr. Schofman graduated from the University of Texas at Austin in 1994.

Mr. Schofman has varied and valuable experience in marketing, electronic media, E-commerce, retail operations, branding and merchandising strategies. Having built and operated several business ventures, Mr. Schofman brings invaluable background to our Board of Directors. He also brings to our Board of Directors a high level of executive experience due to his serving as chief executive officer of businesses, as well as his serving as a director of and advisor to other companies. Mr. Schofman serves on our Compensation Committee.

Oded Shein was appointed as a director in March 2016 and was appointed to the Company’s Audit Committee and Credit Risk and Compliance Committee concurrent with his joining the Board. Mr. Shein was nominated to serve as chair of the Audit Committee for fiscal year 2019. In March 2018, the Credit Risk and Compliance Committee became two separate committees titled the Credit Risk Committee and the Compliance Committee. Mr. Shein was nominated to serve on both the Credit Risk Committee and the Compliance Committee. Mr. Shein has served as Chief Financial Officer of The Fresh Market, Inc. since August 2018. As required by our Corporate Governance Guidelines, Mr. Shein submitted his conditional resignation to the Board due to his departure from Stage Stores to join The Fresh Market, Inc. The Nominating and Corporate Governance Committee considered the conditional resignation and the Board (without Mr. Shein) accepted the Nominating and Corporate Governance Committee’s recommendation to decline his conditional resignation. He previously served as Executive Vice President and Chief Financial Officer of Stage Stores from January 2011 to August 2018. From July 2004 until January 2011, Mr. Shein served in various financial positions at Belk, Inc., including as its Vice President, Finance and Treasurer. Prior to joining Belk, Inc., Mr. Shein served as the Vice President, Treasurer of Charming Shoppes, Inc. Mr. Shein holds a B.B.A. in Information Systems from Baruch College and an M.B.A. in Finance from Columbia University.

Mr. Shein brings significant knowledge of financial and operational matters in the retail industry, including his experience as a public company Chief Financial Officer, to the Board.

James H. Haworth was appointed as a director in March 2016 and was appointed to the Company’s Compensation Committee and Nominating and Corporate Governance Committee concurrent with his joining the Board. In August 2016, Mr. Haworth joined Outdoor Cap, a privately held company in Bentonville, Arkansas, as President and Chief Executive Officer. Prior to Outdoor Cap, Mr. Haworth served as Chairman and Chief Executive Officer of Professional Bull Riders Inc. from 2011 to 2016. From 2010 through 2011 he served as Executive Vice President and President, Retail Services for Sears Holding Corporation. Prior to that, he served as Chairman, President and Chief Executive Office for Chia Tai Enterprises International Limited & CP Lotus, an investment holding company principally engaged in the operation of shopping centers in China, from 2006 to December 2009. Mr. Haworth is also the founder and President of Business Decisions Inc., a consulting firm specializing in strategic product marketing for the retail, merchandising and supply chain industries. Previous to Business Decisions Inc., Mr. Haworth spent 20 years with Wal-Mart Stores, Inc., in roles of increasing responsibility including Executive Vice President of Operations for Sam’s Club and Executive Vice President and Chief Operating Officer, Wal-Mart Stores, Inc. Mr. Haworth received a Bachelor’s of Science in Business Administration from Central Missouri State University.

Mr. Haworth brings extensive leadership experience in retail and strategic planning through his positions with other public companies to our Board.

If elected, these director nominees will serve one-year terms, which will expire at our 2020 annual meeting of stockholders.

Nomination Policies and Procedures

The goal of our Board has been, and continues to be, to identify nominees for service on the Board of Directors who will bring diverse and varied perspectives and skills from their professional and business experience, including financial and accounting experience, as appropriate. In carrying out its function to nominate candidates for election to our Board, the Nominating and Corporate Governance Committee considers the mix of skills, experience, character, commitment, and diversity – diversity being broadly construed to mean a variety of opinions, perspectives, experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics – all in the context of the requirements of our Board at the time of such consideration. The Nominating and Corporate Governance Committee assesses the effectiveness of its charter annually in connection with the nomination of directors for election at the annual meeting of stockholders. In addition, our Corporate Governance Guidelines, which are available on our website at www.conns.com under “Investor Relations – Corporate Governance,” contain provisions regarding the identification and selection of our director nominees.

The Nominating and Corporate Governance Committee assists the Board in fulfilling its responsibilities by (1) identifying individuals believed to be qualified to become members of the Board, consistent with Board approved criteria, (2) recommending candidates to the Board for election or reelection as directors, including director candidates submitted by our stockholders, and (3) overseeing, reviewing and making periodic recommendations to the Board concerning our corporate governance policies. The Nominating and Corporate Governance Committee does not have a specific written policy or process regarding the nominations of directors, nor does it maintain minimum standards for director nominees other than as set forth in its charter and the Company’s Corporate Governance Guidelines.

The Nominating and Corporate Governance Committee will consider candidates for nomination proposed by stockholders so long as they are made in accordance with the provisions of Section 2.14 of our Bylaws. Section 2.14 of our Bylaws requires that a stockholder provide written notice to our Secretary no later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the anniversary date of the mailing of the proxy statement for the immediately preceding annual meeting of the stockholders. The notice to our Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in the business by the stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address, as they appear on the Company’s books, of such stockholder and beneficial owner; and (ii) the class and number of shares of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner. Notwithstanding this procedure, the Board may, in its discretion, exclude from any proxy materials sent to stockholders any matters that may properly be excluded under the Exchange Act, SEC rules or other applicable laws. The Nomination and Corporate Governance Committee treats recommendations for directors that are received from the Company’s stockholders equally with recommendations received from any other source, so long as the recommendations comply with the procedures for stockholder recommendations set forth in the Company’s Bylaws, as outlined above.

The charter of the Nominating and Corporate Governance Committee sets forth the minimum requirements for a person to be qualified to be a member of the Board of Directors, which are that a person must (i) be an individual of the highest character and integrity and have an inquiring mind, a vision and a willingness to ask hard questions, and the ability to work well with others; (ii) be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper and reasonable performance of the responsibilities of a director; (iii) be willing and able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and Board committee member (including developing and maintaining sufficient knowledge of the Company and its industry; reviewing and analyzing reports and other information important to the Board and committee responsibilities; preparing for, attending and participating in Board and committee meetings; and satisfying appropriate orientation and continuing education guidelines); and (iv) have the capacity and desire to represent the balanced, best interest of the stockholders as a whole and not primarily a special interest group or constituency. The Nominating and Corporate Governance Committee evaluates whether certain individuals possess the foregoing qualities and recommends to the Board for nomination candidates for election or re-election as directors at the annual meeting of stockholders, or if applicable, at a special meeting of stockholders. This process is the same regardless of whether the nominee is recommended by our Board or by one of our stockholders.

Independent Board Composition

NASDAQ requires that a majority of the board of directors of a listed company be “independent.” NASDAQ’s rules provide that an independent director is a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has determined that each of Ms. Malson, Mr. Bob Martin, Mr. Saunders, Mr. Schofman, Mr. Shein and Mr. Haworth is “independent” as defined under applicable SEC and NASDAQ rules. Mr. Bob Martin was appointed our Lead Independent Director in August 2012 and has since served as our Lead Independent Director.

The independent directors of the Board held executive sessions at each regular meeting of the Board of Directors during fiscal year 2019.

At the meeting of the Nominating and Corporate Governance Committee held in March 2019, the Committee discussed the relationships of Mr. Bob Martin with The Stephens Group, LLC, and whether his relationship or ownership interest impacted his ability to exercise independent judgment in carrying out his responsibility as a director. The Committee discussed the current position of Mr. Bob Martin with The Stephens Group, LLC, and the fact that the position is not substantively different from the consulting work that Mr. Bob Martin has done in previous years for The Stephens Group, LLC, the continuous exercise of independent judgment by Mr. Bob Martin since his election to our Board in 2003, and his lack of control of voting of Common Stock owned by The Stephens Group, LLC or any of its affiliates, including SG-1890 LLC. The Committee has determined that Mr. Martin is properly considered an independent director and recommended to the Board of Directors that it approve Mr. Bob Martin’s independence as defined under the SEC and the NASDAQ rules.

At its meeting in March 2019, our Board of Directors approved the independence of Mr. Bob Martin.

Board Meetings

During fiscal year 2019, the Board of Directors held four meetings. Each director attended 75% or more of all meetings of the Board and the committees on which such director served during fiscal year 2019.

Policy Regarding Director Attendance at the Annual Meeting of Stockholders

It is our policy that each member of the Board of Directors is encouraged to attend our annual meeting of stockholders. All of our directors serving at the time of last year’s annual meeting attended our May 30, 2018 annual meeting of stockholders.

Committees of the Board

Audit Committee

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent auditors. It also approves audit reports and plans, accounting policies, audit fees and certain other expenses. In connection with the rules adopted by the SEC and NASDAQ, we adopted a written charter for the Audit Committee, which is posted on our website at www.conns.com under “Investor Relations – Corporate Governance.” The Audit Committee reviews and reassesses the adequacy of the written charter on an annual basis.

The current members of our Audit Committee are Mr. Shein, who was appointed as Chair of the Audit Committee in May 2018, Mr. Saunders, and Ms. Malson. The Audit Committee held four meetings during fiscal year 2019. The Board has determined that Mr. Shein, Ms. Malson, and Mr. Saunders are “audit committee financial experts” as described in Item 407(d)(5) of Regulation S-K. In addition, each of the members of the Audit Committee is “independent” as defined by the NASDAQ listing standards and Sarbanes-Oxley, as determined by our Board of Directors.

Compensation Committee

The Compensation Committee establishes, reviews and approves the compensation program for the Chief Executive Officer and other executive officers based upon recommendations by its independent compensation consultant. Our Chief Executive Officer does not play a role, nor does he make any recommendations in respect of, the determination of his own compensation. The Compensation Committee also evaluates the compensation plans, policies and programs of the executive officers of the Company and makes recommendations to the Board of Directors concerning such plans, policies and programs. It addition, it advises the Board regarding compensation plans, policies and programs applicable to non-employee directors for their services as members of our Board, and administers our stock option, stock purchase and other equity plans. The Compensation Committee also evaluates the competitiveness of our compensation and the performance of our Chief Executive Officer and other executive officers. In connection with rules adopted by the SEC and NASDAQ, the Company adopted a written charter for the Compensation Committee, which was amended by our Board in March 2014 to provide that, before engaging a compensation adviser (other than in-house legal counsel), the Compensation Committee shall consider all factors that could affect the independence of such consultant, counsel or advisor as may be identified from time to time in the rules and regulations of the SEC and the listing standards of NASDAQ relevant to that adviser’s independence from management. A copy of the Compensation Committee charter, as amended, is posted on our website at www.conns.com under “Investor Relations – Corporate Governance.”

The current members of the Compensation Committee are Mr. Bob Martin (Chair), Mr. Schofman and Mr. Haworth.

The Compensation Committee held four meetings during fiscal year 2019. All members of the Compensation Committee were determined by the Board of Directors to be independent directors, as defined by NASDAQ listing standards. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the section of this proxy statement captioned “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

For fiscal year 2019, the Compensation Committee consisted of Mr. Haworth, Mr. Bob Martin and Mr. Schofman, each of whom our Board determined was independent in accordance with NASDAQ listing requirements. No member of the Compensation Committee during fiscal year 2019 is or was formerly an officer or employee of the Company or any of its subsidiaries or was a related person in a related person transaction with the Company required to be disclosed under applicable SEC rules.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in identifying and recommending individuals for election or reelection as directors, including director candidates submitted by our stockholders, and advises the Board with respect to corporate governance policies and procedures. The Nominating and Corporate Governance Committee will periodically review and make recommendations regarding our corporate governance policies and procedures, which are discussed in part below under the caption “Corporate Governance” and copies of which are posted on our website at www.conns.com under “Investor Relations – Corporate Governance.” We adopted a written charter for the Nominating and Corporate Governance Committee, and a summary “corporate governance policies and procedures” which are posted on our website at www.conns.com under “Investor Relations – Corporate Governance.”

The Nominating and Corporate Governance Committee is also responsible for overseeing a formal evaluation process to assess the composition and performance of the Board, each committee, and each individual director on an annual basis. The assessment is conducted to identify opportunities for improvement and skill set needs, as well as to ensure that the Board, committees, and individual members have the appropriate blend of diverse experiences and backgrounds, and are effective and productive. As part of the process, each member of the Board completes a questionnaire that includes Board, committee and individual assessments. While results are aggregated and summarized for discussion purposes, individual responses are not attributed to any member and are kept confidential to ensure honest and candid feedback is received.

Members of the Nominating and Corporate Governance Committee are appointed by the Board. The members of the Nominating and Corporate Governance Committee serve until their successors are duly elected and qualified, and they may be removed by the Board of Directors in its discretion. Each member of the Nominating and Corporate Governance Committee is an independent director (who, for the avoidance of doubt, is not an employee of the Company or any of its subsidiaries).

Our Nominating and Corporate Governance Committee currently consists of Mr. Bob Martin (Chair), Ms. Malson and Mr. Haworth.

All members of the Nominating and Corporate Governance Committee were determined by the Board to be “independent” as defined by the SEC and NASDAQ listing standards. The Nominating and Governance Committee held one meeting during fiscal year 2019.

Credit Risk Committee

In December 2014, the Board established a Credit Risk and Compliance Committee. In March 2018, the Board approved the continuation of the Credit Risk Committee and the formation of a separate Compliance Committee. The Credit Risk Committee is responsible for reviewing credit risk, underwriting strategy, the provision methodology, and monitoring trends in the Company’s loan portfolio. We adopted a written charter for the Credit Risk and Compliance Committee, which is posted on our website at www.conns.com under “Investor Relations – Corporate Governance.” Our Credit Risk Committee currently consists of Mr. Saunders (Chair), Mr. Doug Martin and Mr. Shein. The Credit Risk Committee held 11 meetings during fiscal year 2019.

Compliance Committee

The Compliance Committee is responsible for reviewing the Company’s compliance activities and the Company’s compliance management system. We adopted a written charter for the Compliance Committee, which is posted on our website at www.conns.com under “Investor Relations – Corporate Governance.” Our Compliance Committee consists of Mr. Miller (chair), Mr. Saunders and Mr. Shein. The Compliance Committee held 11 meetings during fiscal year 2019.

Compensation of Non-Employee Directors

The Compensation Committee periodically reviews director compensation for service on the Board and for service on any Board committees, and recommends director compensation and any changes to such compensation to the Board for approval. The Board annually reviews and approves director compensation for Board and committee service based on the recommendations of the Compensation Committee. The Compensation Committee engaged Frederic W. Cook & Co. (“F.W. Cook”) to review the competitiveness of the compensation program for our non-employee directors on a regular basis. The following table summarizes the fiscal year 2018 non-employee director compensation plan, which was the same for fiscal years 2015-2018:

Fee	Fiscal Year 2018
Annual Cash Retainer (1)	$70,000
Additional Annual Retainer for:
• Lead Independent Director	$20,000
• Audit Committee Chair	$15,000
• Credit Risk and Compliance Committee Chair	$10,000
• Compensation Committee Chair	$10,000
• Nominating & Corporate Governance Committee Chair	$7,500
Annual Equity Award (2)	$75,000

(1)

In addition to the annual cash retainers and equity awards, the Company reimburses all directors for reasonable travel and out-of-pocket expenses incurred in connection with their duties as directors, including attendance at meetings.

(2)

Annual equity awards issued under our 2011 Non-Employee Director Restricted Stock Plan are granted on the day following the date of the annual stockholders meeting, in the form of restricted stock units (“RSUs”), are valued at the grant date, and fully vest on the one-year anniversary of the date of grant. The number of RSUs granted is determined by dividing the total dollar amount awarded by the closing price of the Company’s common stock on the date of grant.

In November 2017, the Compensation Committee approved, and the Board ratified, the stock ownership guidelines for non-employee directors to attain aggregate equity in Conn’s stock valued at four times the annual cash retainer before the fifth year anniversary of their appointment as non-employee directors. As of January 31, 2019, Mr. Bob Martin, Mr. Doug Martin, Ms. Malson, Mr. Saunders, Mr. Schofman and Mr. Shein met these ownership requirements, and Mr. Haworth continues to make progress toward his ownership threshold.

Based on a review by F.W. Cook, in November 2017, the Compensation Committee approved, and the Board ratified, the following adjustments in the annual cash retainers and stock awards for non-employee directors, effective for fiscal year 2019:

Fee	Fiscal Year 2019
Annual Cash Retainer (1)	$80,000
Additional Annual Retainer for:
• Lead Independent Director	$25,000
• Audit Committee Chair	$20,000
• Credit Risk Committee Chair	$15,000
• Compliance Committee Chair	$10,000
• Compensation Committee Chair	$15,000
• Nominating & Corporate Governance Committee Chair	$10,000
Annual Equity Award (2)	$100,000

(1)

In addition to the annual cash retainers and equity awards, the Company reimburses all directors for reasonable travel and out-of-pocket expenses incurred in connection with their duties as directors, including attendance at meetings.

(2)

Annual equity awards issued under our 2011 Non-Employee Director Restricted Stock Plan are granted on the day following the date of the annual stockholders meeting, in the form of restricted stock units (“RSUs”), are valued at the grant date, and fully vest on the one-year anniversary of the date of grant. The number of RSUs granted is determined by dividing the total dollar amount awarded by the closing price of the Company’s common stock on the date of grant.

Directors who are also employees of the Company do not receive any compensation for service as a Board or Committee member. Non-employee directors are eligible to participate in the employee discount program on the same terms as Company employees. Pursuant to the employee discount program, non-employee directors can purchase Conn’s merchandise at product cost plus ten percent.

At our 2011 annual meeting, our stockholders approved the adoption of the Company’s 2011 Non-Employee Director Restricted Stock Plan. This Plan is administered by our Compensation Committee and only non-employee directors are eligible recipients of awards under the Plan. The Plan permits the awarding of restricted stock and RSUs to our non-employee directors.

In May 2018, all non-employee directors received 4,320 RSUs with an aggregate fair value of approximately $100,000. The following table presents the total compensation for each non-employee director for fiscal year 2019:

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Bob L. Martin	$130,000	$100,008	—	—	—	—	$230,008
Douglas H. Martin	$80,000	$100,008	—	—	—	—	$180,008
James H. Haworth	$80,000	$100.008	—	—	—	—	$180,008
Kelly M. Malson	$80,000	$100,008	—	—	—	—	$180,008
Oded Shein	$100,000	$100,008	—	—	—	—	$200,008
William (David) Schofman	$80,000	$100,008	—	—	—	—	$180,008
William E. Saunders, Jr.	$95,000	$100,008	—	—	—	—	$195,008

(1)

Reflects cash retainer fee of $80,000 per year, annual Committee chair fees paid to Mr. Bob Martin ($25,000 for serving as Lead Independent Director, $15,000 for serving as chair of the Compensation Committee, and $10,000 for serving as chair of the Nominating and Corporate Governance Committee), Mr. Shein ($20,000 for serving as chair of the Audit Committee), and Mr. Saunders ($15,000 for serving as chair of the Credit Risk Committee). Directors who begin their Board service mid-year receive a pro-rata portion of the cash retainers and annual equity compensation.

(2)

Represents aggregate grant date fair value of awards granted during the year in accordance with FASB ASC Topic 718. Information regarding the assumptions used in calculating the fair value under FASB ASC Topic 718 can be found in Note 1 to the financial statements contained in the Company’s Annual Report on Form 10-K for fiscal year 2019. Each of our non-employee directors was issued 4,320 RSUs pursuant to the Company’s 2011 Non-Employee Director Restricted Stock Plan on May 31, 2018. All of the awards vest on May 31, 2019.

Listed below are the aggregate outstanding stock awards (unvested) and option awards (in each case, by number of underlying shares) held by each non-employee director as of January 31, 2019:

Name	Stock Awards	Option Awards (1)
Bob L. Martin	4,320	20,000
Douglas H. Martin	4,320	20,000
James H. Haworth	4,320	—
Kelly M. Malson	4,320	—
Oded Shein	4,320	—
William (David) Schofman	4,320	—
William E. Saunders, Jr.	4,320	—

(1)	Both Mr. Bob Martin and Mr. Douglas Martin exercised 10,000 stock options during fiscal year 2019. The options exercised were granted on June 3, 2008 with an exercise price of $16.93.

The remaining options held by Mr. Bob Martin and Mr. Doug Martin will expire according to the following schedule, unless otherwise exercised:

# of Options	Expiration Date	Exercise Price
10,000	06/02/19	$10.21
10,000	05/25/20	$7.54

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides stockholders with an understanding of our compensation philosophy, objectives, policies and practices in place during fiscal year 2019, as well as the factors considered by our Compensation Committee in making compensation decisions for fiscal year 2019. This Compensation Discussion and Analysis focuses on the compensation of our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers serving as of the end of fiscal year 2019 (the “named executive officers”).

Name	Title
Norman L. Miller	President, Chief Executive Officer and Chairman of the Board
Lee A. Wright	Executive Vice President, Chief Financial Officer
John C. Davis	President, Credit and Collections
Eddie D. Combs	Vice President, Chief Marketing Officer
Brian A. Daly	Vice President, Chief Human Resources Officer

Continuing Investment in Leadership, Business Highlights and Initiatives

Continuing Investment in Leadership

Mr. Miller has worked to assemble an executive leadership team focused on setting the Company on a path to profitable growth aligned with shareholder value creation interests. In fiscal year 2019, our executive team, led by Mr. Miller, made significant investments in both personnel and key functional areas including credit analytics, warehouse, delivery and distribution, and our loan management system platform.

Business Highlights and Company Initiatives

We are a leading specialty retailer that offers a broad selection of quality, branded durable consumer goods and related services in addition to a proprietary credit solution for our core credit-constrained consumers. We operate an integrated and scalable business through our retail stores and website. Our complementary product offerings include furniture and mattresses, home appliances, consumer electronics and home office products from leading global brands across a wide range of price points. Our credit offering provides financing solutions to a large, under-served population of credit-constrained consumers who typically have limited financing options. We provide customers the opportunity to comparison shop across brands with confidence in our competitive prices as well as affordable monthly payment options, next-day delivery and installation in the majority of our markets, and product repair service. We believe our large, attractively merchandised stores and credit solutions offer a distinctive shopping experience compared to other retailers that target our core customer demographic.

Fiscal year 2019 was a benchmark year for our Company. We maintained our focus on enhancing our credit platform to support the pursuit of our long-term growth objectives. Our credit segment continued to improve, reflecting the higher yield we earn on our direct loan product, more sophisticated underwriting and improved collections execution and better execution and performance in our financing transactions, which has led to lower cost of funds. Fiscal year 2019 marked an inflection point in our retail segment, as a strong holiday shopping season led to positive same store sales in markets not impacted by Hurricane Harvey. Retail operating margins also remained strong, demonstrating our differentiated business model, improved product mix and emphasis on disciplined cost management. We delivered the following financial and operational results in fiscal year 2019:

•	Posted our seventh consecutive quarter of profitability, driven by a 40.1% increase in operating income in fiscal year 2019 compared to fiscal year 2018;

•	Generated positive 3.7% same store sales in markets not impacted by Hurricane Harvey during the fourth quarter, demonstrating a positive trend in our retail business;

•

Delivered record retail gross margin of 41.2% in fiscal year 2019, an increase of 160 basis points compared to 39.6% in fiscal year 2018, driven by improved product margins in almost all product categories and lower warehouse and delivery expenses as a result of increased efficiencies. Enhancements to product assortments and shifts in product sales mix towards higher margin items have driven increases to margin in most product categories;

•	Increased our credit spread, which is the difference between the net yield and charge-offs on our customer receivables portfolio, to 8.6% in fiscal year 2019 from 4.2% in fiscal year 2018;

•

Reduced interest expense by 21.8% compared to fiscal year 2018 as a result of our deleveraging efforts combined with both the continued successful execution of our asset-backed securitization program and the renewal of our Revolving Credit Facility on better terms;

•

Increased sales purchased through the lease-to-own product offered through Progressive, which we offer to our customers who do not qualify for our proprietary credit programs, to 7.5% for the fiscal year 2019 from 5.9% for the fiscal year 2018; and

•	Laid the foundation for our fiscal year 2020 growth strategy with the opening of seven new stores in fiscal year 2019.

Outlook

The broad appeal of the Conn’s value proposition to our geographically diverse core demographic, unit economics of our business and current retail real estate market conditions provide us ample opportunity for continued expansion. Our brand recognition and long history in our core markets give us the opportunity to further penetrate our existing footprint, particularly as we leverage existing marketing spend, logistics infrastructure, and service footprint. There are also many markets in the U.S. with demographic characteristics similar to those in our existing footprint, which provides substantial opportunities for future growth. We plan to continue to improve our operating results by leveraging our existing infrastructure and seeking to continually optimize the efficiency of our marketing, merchandising, distribution and credit operations. As we expand in existing markets and penetrate new markets, we expect to increase our purchase volumes, achieve distribution efficiencies and strengthen our relationships with our key vendors. Over time, we also expect our increased store base and higher net sales to further leverage our existing corporate and regional infrastructure.

We believe that we have laid the foundation to execute our long-term growth strategy and prudently manage financial and operational risk while maximizing shareholder value. We have identified the following strategic priorities for fiscal year 2020:

•	Increase net income by improving or maintaining performance across our core operational and financial metrics: same store sales, retail margin, portfolio yield, charge-off rate, and interest expense;

•	Open 12 to 15 new stores in our current geographic footprint to leverage our existing distribution infrastructure;

•	Continue to refine and enhance our underwriting platform;

•	Mitigate increases in our interest expense despite a rising rate environment;

•	Optimize our mix of quality, branded products and gain efficiencies in our warehouse, delivery and transportation operations to increase our retail gross margin;

•	Continue to grow our lease-to-own sales;

•	Maintain disciplined oversight of our selling, general and administrative expenses;

•

Ensure that the Company has the leadership and human capital pipeline and capability to drive results and meet present and future business objectives as the Company continues to expand its retail store base; and

•	Leverage technology and shared services to drive efficient, effective and scalable people processes.

Fiscal Year 2019 Pay for Performance Highlights

Annual Cash Incentive Bonuses. Bonuses under our Annual Cash Incentive Plan are based upon the achievement of adjusted EBITDA performance goals that were established at the start of fiscal year 2019. As determined by the Compensation Committee, the Company’s fiscal year 2019 adjusted EBITDA exceeded the maximum performance goal. Accordingly, Annual Cash Incentive Plan bonuses were paid at maximum to our named executive officers.

Base Salary Increases. As discussed below in “Elements of Compensation – Base Salary,” adjustments were made to the base salaries for fiscal year 2019 for certain named executive officers who were employed with the Company as of the start of fiscal year 2019.

Compensation Philosophy and Objectives

We have developed a compensation program for our named executive officers designed to: (i) reward and motivate individual and Company performance; (ii) attract and retain executive talent with competitive compensation opportunities; and (iii) build and encourage ownership of our Common Stock. Toward these goals, our compensation program has been designed and administered to reward our named executive officers based on our financial and operating performance and their individual performance, and to align their interests with those of our stockholders. In addition, these goals are intended to encourage long-term commitment to the Company by our named executive officers. We believe that our executive compensation program, which consists primarily of a base salary, an annual performance-based cash bonus opportunity, and time-based and performance-based equity awards, promotes these objectives.

Compensation Philosophy

The following is the executive compensation philosophy that has been adopted by our Compensation Committee:

Compensation realized by executives should reflect the individual skills and contributions of the executive, as well as the Company’s overall performance against its business plan and changes in stockholder value.

The basic objectives of the Company’s executive compensation program include:

•	Attracting, motivating and retaining skilled executives necessary to execute its business strategy;

•	Motivating executives by linking compensation opportunity to the achievement of the Company’s short-term and long-term growth and profitability goals as well as execution of its business strategy;

•	Aligning interests of management and stockholders by linking realized compensation directly to increases in stockholder value and requiring ownership of Company stock over a sustained period; and

•

Promoting a pay-for-performance culture on a risk-appropriate basis with a majority of the named executive officer’s compensation to be earned, or increase in value, based on Company and stock performance.

In addition, the efficiency of the overall program from a tax, accounting, cash flow and stockholder dilution perspective should be balanced against the above objectives. In support of the stated objectives, the Company delivers an executive compensation program that includes the following fundamental elements:

1.	Base salary;

2.	Annual cash incentive bonuses; and

3.	Long-term equity incentives in the form of nonqualified stock options, time-based RSUs and performance-based RSUs.

Additional benefits and perquisites may be included when appropriate. A named executive officer’s total direct compensation opportunity (i.e., base salary, annual cash incentives and long-term equity incentives) should be competitive with market practice. “Market practice” generally means the median (i.e., 50th percentile) of the total direct compensation opportunity of peer executives at companies in our peer group (defined below). However, the Compensation Committee may, in its discretion, provide a named executive officer with a total direct compensation opportunity above or below market practice, based on the following factors:

•	The named executive officer’s individual skills, experience, and performance; and

•	The difficulty of replacing the named executive officer and importance of the position to the Company.

Actual compensation earned by a named executive officer may be above or below market level depending on the named executive officer’s individual performance and the Company’s absolute or relative performance compared with its peers.

Compensation Objectives

Reward Performance: A significant portion of the total direct compensation of each of our named executive officers is performance-based. One way in which we reward performance is through grants of equity, the value of which is tied to changes in our stock price. While we recognize that stock price performance is a closely monitored measure of performance, given the volatile nature of business conditions in our industry and the financial markets, we believe that it may not always be the most appropriate performance measure for incentive plan purposes. As a result, in fiscal year 2019, a portion of our named executive officers’ total direct compensation is based on the Company’s financial results, as measured by adjusted EBITDA in the case of annual cash incentive bonuses. The Compensation Committee may also award discretionary bonuses based on its review of individual performance.

Attract, Retain and Motivate: We structure the compensation of our named executive officers with the goal of attracting and retaining excellent executives in our significant areas of operations – sales, merchandising, financial and liquidity, consumer credit, distribution, product service and training. We promote these objectives by ensuring that our compensation is competitive within our industry and by providing that equity awards vest over a three or four-year period (subject to our Compensation Committee’s discretion in determining a different vesting schedule as it deems appropriate under the circumstances) for purposes of retention. In addition, a significant portion of a named executive officer’s total direct compensation opportunity is tied to performance-based incentives that motivate our named executive officers to achieve strong financial and operational results.

Encourage Ownership of our Common Stock: We believe that ownership of Common Stock by our named executive officers directly aligns their interests with those of our stockholders. To reinforce this belief, our Compensation Committee adopted stock ownership guidelines for our named executive officers, as further described under the caption “Compensation Discussion and Analysis- “Stock Ownership Guidelines.”

Determining Compensation

The Compensation Committee is responsible for administering the executive compensation program for each of the named executive officers, including the Chief Executive Officer. The Chief Executive Officer assists the Compensation Committee with administering the executive compensation program for the other named executive officers, except with regard to certain actions and responsibilities that are specifically reserved to the Compensation Committee or Board of Directors. The Chief Executive Officer plays no role in the compensation process, and is not present during voting or deliberations, with respect to his own compensation. The Compensation Committee’s responsibilities are identified in its charter posted on our website at www.conns.com under “Investor Relations – Corporate Governance.”

Our Compensation Committee seeks to structure compensation of our named executive officers in such a manner as to avoid encouraging excessive risk taking. To align shareholder interests and appropriate risk-taking the Compensation Committee: (i) caps the annual incentive bonus opportunity at 200% of target; (ii) adopted equity ownership guidelines for our named executive officers; and (iii) imposes varying time horizons for short and long-term incentive compensation, intending to balance the executive’s attention to our short and long-term performance goals and business objectives. The Compensation Committee also periodically reviews and adjusts the cash and equity award amounts tied to our short- and long-term performance goals and objectives to better address changes in the market and Company risks as they arise and adjust our direction and actions to compensate for such risks. We believe that these actions ensure ongoing alignment of our pay-for-performance objectives and our stockholder interests with a view to long-term value creation.

In applying the above-described objectives for our executive compensation program, the Compensation Committee, in making its final determination, primarily relies upon:

•

input and recommendations received from the Chief Executive Officer regarding the day-to-day performance, areas of responsibilities and expectations for future performance of executive officers other than the Chief Executive Officer;

•	publicly available information with respect to the executive compensation practices of our peer group companies;

•	the analysis and recommendations of its independent compensation consultant regarding our compensation programs for our executive officers; and

•	its own judgment and knowledge of the industry

Input Received from our Chief Executive Officer

The Compensation Committee has historically relied in part on the input and recommendations of our Chief Executive Officer in making its determination regarding base salaries of the executive officers (other than the Chief Executive Officer), individual levels for bonus compensation, and whether to grant long-term equity awards to such executive officers and if so, in what forms and amounts. The Compensation Committee believes that our Chief Executive Officer, by virtue of his role in overseeing the day-to-day performance of such individuals and his experience in the industry, is appropriately suited to make informed recommendations to the Compensation Committee with respect to the foregoing elements of our executive compensation program. The Compensation Committee alone, with input and guidance from its independent compensation consultant, F.W. Cook, determines the compensation for our Chief Executive Officer.

Industry Peer Group

While the Compensation Committee does not rely solely on any comparative analyses of the amounts and forms of compensation which are paid to the named executive officers with comparable roles at other public companies, it does review annually and take into consideration such analyses for public companies of comparable size and nature to our businesses (i.e., retail businesses including those that provide in-house financing of their merchandise sales), as well as similarly situated public companies outside the retail business industry. We refer to such companies collectively as our peer group. In fiscal year 2018, the peer group was reviewed and updated by the Compensation Committee based on refined selection criteria that better reflect the Company’s size and business. The selection criteria were based on industry classification, revenue, and market capitalization, and developed by the Compensation Committee’s independent compensation consultant acting at the Compensation Committee’s direction. The companies that comprised our peer group were: Restoration Hardware, Pier 1 Imports, Aaron’s, Rent-A-Center, La-Z-Boy, Ethan Allen, EZCORP, Enova International, Encore Capital, Haverty Furniture, Tuesday Morning, Kirkland’s, First Cash Financial, PRA Group, Sears Hometown and Outlet, and Select Comfort. This peer group was used for purposes of reviewing the compensation of our named executive officers for fiscal year 2019.

The Compensation Committee considers the amount and structure of peer company compensation when determining the compensation of executive officers, but the Compensation Committee does not target compensating our named executive officers to a specific benchmark level relative to our peer group, since our business model and resulting areas of responsibility are not directly comparable with those of named executives within our peer group. Instead, the Compensation Committee utilizes the competitive peer group compensation data to confirm that our compensation and incentive opportunities are appropriate and competitive relative to the market. The Compensation Committee may determine to modify the compensation levels of our named executive officers if they are deemed to not be competitive. The Compensation Committee also relies on its knowledge of the industry practices and our peers in determining our named executive officers’ base salary, bonus and equity awards, as it deems appropriate and necessary to reward overall performance and achievements and to promote retention and stability within our executive team.

Compensation Consultant

The Compensation Committee has engaged F.W. Cook as its independent compensation consultant. F.W. Cook is responsible for preparing and presenting a comprehensive competitive market study of the compensation levels and practices for a group of industry peers on an annual basis. The fiscal year 2019 Compensation Committee-approved industry peer group is listed and described in more detail in the above section captioned “Compensation Discussion and Analysis – Determining Compensation - Industry Peer Group.” F.W. Cook is also responsible for preparing and presenting an outside director compensation study using the same industry peer group. The Compensation Committee relies on F.W. Cook for input on pay philosophy, current market trends, regulatory considerations and prevalence of benefit and perquisite programs.

The Compensation Committee considered whether F.W. Cook is independent from management, utilizing, among other things, the independence factors required by the SEC and NASDAQ. Based on this review, the Compensation Committee determined that F.W. Cook is independent from Company management and that F.W. Cook has no conflicts of interest in performing its work.

A representative of F.W. Cook attends Compensation Committee meetings as requested by the Compensation Committee. F.W. Cook works with management only under the direction of the Compensation Committee and does not provide any other advice or consulting services to the Company.

Other Factors

The Compensation Committee also considers our financial performance to the extent that the Compensation Committee believes it may be fairly attributed or related to the performance of a particular named executive officer. The Compensation Committee considers the contribution of each named executive officer relative to his individual responsibilities and capabilities. Generally, our stock price performance is not used as an explicit performance measure to determine incentive payouts given the fact that stock price reflects a variety of factors not within the direct control of our named executive officers, including, but not limited to, the business conditions of the industry within which we operate and the broader economy in general.

Elements of Compensation

The compensation of our named executive officers consists of three basic elements: (i) base salary; (ii) annual cash incentive bonus (based on Company performance (and, in some cases, individual performance) and with discretionary aspects to reward outstanding performance); and (iii) equity awards. These components work together in determining the overall compensation of our named executive officers.

Base Salary

Each named executive officer receives a base salary determined by the Compensation Committee to be commensurate with the officer’s area of responsibility and that officer’s area and extent of responsibility in relation to our performance as a whole. Individual salaries take into account our established salary policies, the individual’s level of responsibility, contribution and value to the Company, individual performance, and prior relevant experience. No specific formula is applied to determine the weight of each factor, and the factors are considered by our Compensation Committee in its discretion. Salary reviews are conducted annually in which individual performance is evaluated; however, individual salaries are not necessarily adjusted each year. Our Compensation Committee generally establishes base salaries at levels that are competitive with market practice, as further described above under the caption “Compensation Discussion and Analysis - Compensation Philosophy and Objectives.”

The Compensation Committee increased the base salaries of certain named executive officers during fiscal year 2019 due to: (i) the Company’s performance in fiscal year 2019; (ii) overall market conditions; and (iii) the Compensation Committee’s belief that these salary increases are competitive when compared to recent market survey data.

Name	FY19 Annual Base Salary	FY18 Annual Base Salary	% Change
Norman L. Miller	$1,000,000	$925,000	8.1%
Lee A. Wright	$600,000	$550,000	9.1%
John C. Davis (1)	$400,000	$330,000	21.2%
Eddie D. Combs (2)	$385,000	$385,000	N/A
Brian A. Daly	$320,000	$320,000	0.0%

(1)

Mr. Davis received two base salary increases in fiscal year 2019. The first increase, from $330,000 to $350,000, was effective on June 1, 2018. Mr. Davis received a second base salary increase, effective September 4, 2018, from $350,000 to $400,000 annually in connection with his promotion from Chief Credit Officer to President, Credit and Collections.

(2)	Mr. Combs began his employment on May 29, 2018 and was not evaluated for a salary increase in fiscal year 2019.

Annual Cash Incentive Plan

The Company uses annual cash incentives to focus attention on current strategic priorities and drive achievement of annual objectives. The annual cash incentive plan for fiscal year 2019 was designed to focus executive officers towards continuing to improve both corporate and individual performance. The Compensation Committee establishes our bonus program for all named executive officers, as well as certain other executive officers and employees, after receiving recommendations from the Chief Executive Officer. The bonus opportunity is stated as a percentage of base salary consistent with the competitive market for executives in similar positions. The named executive officers receive bonus payments based on the achievement of pre-determined Company performance goals (and in some cases, individual performance goals) approved by the Compensation Committee each fiscal year. Upon completion of each fiscal year, the Compensation Committee determines the annual cash incentive bonuses based on the results of the bonus plan and each named executive officer’s bonus target percentage. The Compensation Committee discusses and approves the annual cash incentive bonus payments annually, considering the factors stated above.

Individual named executive officers may also receive bonus payments based on individual performance. These bonus levels, in the case of named executive officers other than the Chief Executive Officer, are recommended by the Chief Executive Officer, and in all cases, are determined by the Compensation Committee, based on the applicable named executive officer’s level of responsibility and ability to affect the performance of his area of responsibility and the Company’s performance. At the end of each fiscal year, the Compensation Committee may additionally establish individual performance bonus awards for each named executive officer upon recommendation of the Chairman and Chief Executive Officer (for named executive officers other than the Chief Executive Officer), or as separately determined by the Compensation Committee.

The Compensation Committee also believes that it is important to have the flexibility to grant discretionary bonuses if the Company achieves or exceeds one or more specific financial metrics, and if the Compensation Committee determines that management’s overall performance during the year merits special financial recognition. Further, the Chief Executive Officer may recommend discretionary bonuses, outside of our annual incentive program, for executive officers (other than himself) to the Compensation Committee when deemed appropriate, and provide the Compensation Committee with his rationale for the recommended bonus amounts. The Compensation Committee makes all final decisions as to the compensation of the named executive officers including the award of any discretionary bonuses.

The Compensation Committee selected adjusted EBITDA as the proper performance benchmark because it believes adjusted EBITDA serves as an appropriate measure of the Company’s operating cash flow and overall financial performance prior to the effects of capital structure, taxes and depreciation policies. The calculation of adjusted EBITDA was based on net income plus interest expense, plus provision for income taxes, plus depreciation, plus amortization, plus loss from early extinguishment of debt, plus non-cash stock compensation expense and plus charges and credits. For fiscal year 2019, the Compensation Committee pre-determined adjusted EBITDA based company performance targets to determine Threshold ($167 million), Target ($189.6 million) and Maximum ($209 million) for the Company’s annual incentive cash award opportunities (as a percentage of base salary) for our named executive officers as set forth below.

Name	Threshold $167 million	Target $189.6 million	Maximum $209 million
Norman L. Miller (1)	75%	150%	300%
Lee A. Wright (1)	50%	100%	200%
John C. Davis (1)	37.5%	75%	150%
Eddie D. Combs (1)	25%	50%	100%
Brian A. Daly (1)	75%	100%	150%

(1)	Percentages represent the incentive cash award opportunity as a percentage of executive officer’s base salary at the end of fiscal year 2019.

The bonus opportunities summarized in the table above for Messrs. Davis, Combs, and Daly are inclusive of bonus opportunities for individual performance.

Fiscal year 2019 adjusted EBITDA performance was $212.8 million, which exceeded the Maximum performance goal. Therefore, pursuant to the Annual Cash Incentive Plan, the Compensation Committee authorized the payment of cash bonuses at Maximum inclusive of the named executive officer’s bonus opportunities for individual performance, if any. These bonus payments are included in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

Equity Awards

We use equity awards to counterbalance base salary and short-term cash bonus compensation components provided to our named executive officers and to further align executive pay with the long-term financial performance of the Company. We do not target any set mix of compensation components. Our Compensation Committee reviews the goals of our Company and the status of the markets in which we compete to determine the appropriate combination of short-term and long-term incentive compensation should be structured in order to properly incentivize our executives to best implement both the short-term and long-term elements of our Company strategies. We further believe that equity ownership by our executive officers aligns executive interests with those of our stockholders. For fiscal year 2019, the Compensation Committee continued its practice of using time-based RSUs and non-qualified stock options for long-term incentive compensation purposes.

The Compensation Committee may, in its discretion, grant other equity awards to the named executive officers from time-to-time, which may include time-based nonqualified stock options, restricted stock, time-based RSUs, and performance-based RSUs pursuant to our 2016 Amended Omnibus Incentive Plan. In making any such awards, the Compensation Committee will consider:

•	the number of equity awards previously granted to the named executive officer; and

•	the named executive officer’s past and expected future contributions to the Company.

In making long-term incentive compensation decisions, no formal weighting formula is used in deciding award amounts under our equity incentive programs. Our Compensation Committee instead considers each executive’s ability and individual responsibility to directly impact our Company’s overall performance in the long-term, and makes equity awards based on considerations for each individual executive.

Fiscal Year 2018 Special Equity Awards

On February 23, 2017, the Board of Directors approved special equity awards for Messrs. Miller, Wright, Davis and Daly (as well as other executive and non-executive officers) for retention and motivation purposes during our business turnaround. The recipients were selected in part based on the criticality of their respective roles in executing our business turnaround strategies, the leadership characteristic these individuals have displayed and continue to display in recruiting other highly talented managers in their respective disciplines, and their efforts and performance in putting the Company on a path to sustainable profitability.

These special equity awards consisted of both performance and time-based RSUs. The performance-based RSUs (PSUs) are aligned with stockholder value creation interests because the PSUs will vest, if at all, only upon the certification by the Compensation Committee of the satisfaction of the annual and cumulative adjusted EBITDA performance conditions over the three fiscal years commencing with fiscal year 2018 and ending with fiscal year 2020. When establishing these adjusted EBITDA performance conditions, the Compensation Committee determined that these conditions were challenging but attainable with superior operational execution and financial performance over the three-year period. Further, a Total Shareholder Return modifier comparing the Company’s stock price appreciation between February 2017 and February 2020 will be applied and may increase or decrease the number of potential PSUs earned based on adjusted EBITDA results during the performance period.

The time-based RSUs granted on February 23, 2017 to Messrs. Miller, Wright, Davis and Daly will vest in three equal installments over a three-year period. The first installment vested on February 23, 2018 and the second installment vested on February 23, 2019. The third installment will vest on February 23, 2020. At the time of these grants in February 2017, these special equity awards were intended at that time to motivate and retain these recipients for three fiscal years and to cover those prospective annual equity grants that Messrs. Miller, Wright, Davis and Daly would have received in each of fiscal years 2018, 2019, and 2020.

The table below details the special equity awards granted to Messrs. Miller, Wright, Davis and Daly on February 23, 2017.

Name	Award Granted	Award Approval Date (1)	Award Approved (# of Units)	Approval Date Fair Value	Grant Date (1)	Grant Date Fair Value
Norman L. Miller	Time Based RSUs	5/31/2017	258,000	$2,554,200	2/23/2017	$4,411,800
	Performance Based RSUs	2/23/2017	200,000	$2,138,000	2/23/2017	$2,138,000
	Performance Based RSUs	5/31/2017	58,000	$620,020	2/23/2017	$1,070,680
Lee A. Wright	Time Based RSUs	2/23/2017	71,000	$702,900	2/23/2017	$702,900
	Performance Based RSUs	2/23/2017	71,000	$758,990	2/23/2017	$758,990
John C. Davis	Time Based RSUs	2/23/2017	21,000	$207,900	2/23/2017	$207,900
	Performance Based RSUs	2/23/2017	21,000	$224,490	2/23/2017	$224,490
Brian A. Daly	Time-Based RSUs	2/23/2017	23,000	$227,700	2/23/2017	$227,700
	Performance Based RSUs	2/23/2017	23,000	$245,870	2/23/2017	$245,870

(1)

Mr. Miller’s RSUs and PSUs were granted on February 23, 2017. A portion of the awards were subject to shareholder approval of the Company’s proposal for additional shares under the 2016 Amended Omnibus Incentive Plan at the 2017 annual meeting. Shareholders approved the Company’s proposal for additional shares at the May 31, 2017 annual meeting of shareholders.

Fiscal Year 2019 Retention Equity Awards to the Chief Executive Officer and Chief Financial Officer

On March 28, 2018, the Compensation Committee approved the grant of retention equity awards to Messrs. Miller and Wright. The purpose of the equity awards is to ensure the continuity of the highly successful leadership under our Chief Executive Officer and our Chief Financial Officer over the next three to four years (i.e. through fiscal year 2023). Additionally, the purpose of the retention equity grants is to ensure that they continue to focus on achieving the Company’s long-term goals in growing a sustainable business model and in creating shareholder value. We further believe that increased potential equity ownership by our Chief Executive Officer and our Chief Financial Officer aligns our executives’ interests with those of our shareholders.

Specifically, the Compensation Committee granted a retention equity award to Mr. Miller of 500,000 non-qualified stock options (“Options”), which are scheduled to vest in two equal installments as follows: 250,000 Options will vest on March 28, 2021 (fiscal year 2022), and 250,000 Options will vest on March 28, 2022 (fiscal year 2023). In addition, the Compensation Committee granted a retention equity award to Mr. Wright of 77,280 time-based RSUs and 120,166 Options. The RSUs and Options are scheduled to vest in two equal installments with 38,640 RSUs and 60,083 Options vesting on March 28, 2021 (fiscal year 2022), and the same number of RSUs and Options vesting on March 28, 2022 (fiscal year 2023). The Options granted to Messrs. Miller and Wright are exercisable at the strike price of $32.35, the Company’s closing stock price on the date of these awards.

The vesting of the March 2018 retention awards are designed such that there is no overlap in the annual vesting of the equity that was awarded to Messrs. Miller and Wright in February 2017. The majority of the awards granted in February 2017 will vest, if at all, in or about February 2020 or soon thereafter. The awards granted in March 2018 will vest in March 2021 and March 2022. Absent the March 2018 equity grants, Messrs. Miller and Wright would have relatively reduced potential to recognize equity-based compensation in 2021 and 2022. In order to ensure their retention and commitment to the Company to March 2022 and beyond, the Compensation Committee approved these retention equity grants that are scheduled to vest in March 2021 and March 2022.

CEO Annualized Compensation Values and Realizable Pay

As required by SEC rules, amounts reported for fiscal year 2019 in the Summary Compensation Table do not reflect the full value of certain multi-year awards made in prior and current years, nor are they indicative of the realizable pay opportunities considered by the Compensation Committee when evaluating pay for performance alignment. The table below compares the reported Summary Compensation Table compensation amounts to the annualized target compensation opportunity provided by the Compensation Committee and the realizable compensation (that is, potential actual pay delivery) from the annualized target compensation as of fiscal 2019 year-end. Mr. Miller’s annualized target total compensation and annualized realizable compensation are 47% lower than the total compensation reported in the Summary Compensation Table.

Supplemental Table of Pro-Forma
Fiscal Year 2019 Reported, Annualized and Realizable Compensation for Mr. Norm Miller
Compensation Element	Reported Total Compensation	Annualized Target Total Compensation	Fiscal Year 2019 Realizable Compensation
Base Salary(1)	$987,500	$1,000,000	$987,500
Annual Cash Incentive(2)	$3,000,000	$1,500,000	$3,000,000
Fiscal Year 2018 Time Based RSUs(3) (Special Equity Award)	—	$1,470,600	$1,800,840
Fiscal Year 2018 Performance Based RSUs(4) (Special Equity Award)	—	$1,069,560	$1,800,840
Fiscal Year 2019 Stock Options(5) (Retention Equity Award)	$10,418,952	$2,604,738	$0
All Other Compensation	$37,773	$37,773	$37,773

Total Direct Compensation	$14,444,225	$7,683,671	$7,626,953

(1)

Summary compensation table reported amount and fiscal year 2019 realizable amount represents salary paid for fiscal year 2019 following the increase in base salary from $925,000 to $1,000,000 on March 28, 2018. The annualized target value represents full fiscal year 2019 base salary of $1,000,000.

(2)

Target award opportunity equal to $1,500,000, or 150% of fiscal year 2019 base salary, which is reflected in the annualized target compensation. For fiscal year 2019, Mr. Miller received an annual bonus of $3,000,000, or 200% of his target bonus of $1,500,000, which is reflected in the reported summary compensation table and fiscal year 2019 realizable compensation.

(3)

In February 2017, the Company granted front-loaded time-based restricted stock units (“RSUs”) of 258,000 shares vesting over 3 years and intended to cover annual equity awards in fiscal year 2018, fiscal year 2019, and fiscal year 2020. The annualized target value is based on the fair market value on the date of grant divided over the intended three-year service period. For the fiscal year 2019 realizable compensation, the value is calculated by multiplying one-third of the grant by $20.94, the closing price of the common stock on January 31, 2019 (the last trading day of fiscal year 2019).

(4)

In February 2017, the Company granted front-loaded performance-based restricted stock units (“PSUs”) for 258,000 shares intended to cover annual equity awards for fiscal year 2018, fiscal year 2019, and fiscal year 2020. The PSUs are subject to a three-year performance period ending fiscal year 2020 based on cumulative adjusted EBITDA and a total shareholder return modifier. The annualized target value is based on the fair market value on the date of grant divided over the intended three-year service period. For the fiscal year 2019 realizable compensation, the value is calculated by multiplying one-third of the target shares granted by $20.94, the closing price of the common stock on January 31, 2019 (the last trading day of fiscal year 2019).

(5)

In March 2018, the Company granted retention stock options to acquire 500,000 shares at an exercise price of $32.35. The stock options will vest 50% on March 28, 2021 (fiscal year 2022) and 50% on March 28, 2022 (fiscal year 2023). The annualized target value is based on the fair market value on the date of grant divided over the 4-year vesting service period. For the fiscal year 2019 realizable compensation calculation, no value is shown because the exercise price of $32.35 exceeds $20.94, the closing price of the common stock on January 31, 2019 (the last trading day of fiscal year 2019).

Timing of Equity Grants

Annual equity awards are generally granted to our named executive officers at the Company’s regular meeting of the Board of Directors scheduled for the first or fourth quarter of each fiscal year. Off-cycle (non-annual) awards may be made if our Chief Executive Officer and the Compensation Committee deem it appropriate for those not receiving grants on the regular first or fourth quarter schedule, newly-promoted employees, strategic new hires, or in other special or unique circumstances.

Health, Retirement, Perquisites and Other Benefits

Our named executive officers are eligible to participate in the same retirement and other health and welfare benefit plans, including medical, dental, vision, long-term and short-term disability, life insurance, employee discount, and in the Company’s employee stock purchase plan, in each case on the same basis as our other eligible employees.

Annual Advisory Vote on Executive Compensation

At our 2018 annual meeting, approximately 83.8% of the votes cast were in favor of the advisory resolution on our executive compensation. The Compensation Committee believes that the positive outcome of this vote supports the compensation arrangements established by it for our named executive officers, and therefore continued to apply the same pay-for-performance principles and philosophies when making decisions relating to the compensation of our named executive officers for fiscal year 2019.

Stock Ownership Guidelines

In August 2011, our Board of Directors adopted stock ownership guidelines for our named executive officers to align their interests more closely with the interests of our stockholders. During fiscal year 2015, the Compensation Committee increased the stock ownership guidelines for our Chief Executive Officer and other named executive officers. Within five years from the date of hire, the Company’s Chief Executive Officer is required to own shares of Common Stock with a value equal to at least five times his or her annual base salary, and each other named executive officer is required to own shares of our Common Stock with a value equal to at least four times his or her annual base salary. All beneficially owned shares of Common Stock, including vested options, options that will vest within 60 days and unvested RSUs are counted towards achievement of the ownership guideline. Individuals are required to achieve the applicable level of ownership within five years after first becoming subject to the guidelines. If an individual becomes subject to the stock ownership guidelines or is subject to a greater ownership amount due to promotion or an increase in base salary, the individual is expected to meet the applicable ownership amount within the later of the original period or 12 months from the effective date of the promotion or salary change. If an individual’s ownership level falls below the applicable guideline due solely to a decline in the value of the Common Stock, the individual will not be required to acquire additional shares to meet the guideline, but he or she will be required to retain all shares then held (except for shares withheld to pay withholding taxes or the exercise price of options) until such time as the individual again attains the stock ownership threshold.

Messrs. Miller and Wright have attained their required level of equity ownership. Messrs. Davis, Combs and Daly continue to make progress towards meeting their ownership threshold.

Prohibition on Hedging and Pledging

The Company’s insider trading policy, a copy of which is available on our website at www.conns.com under “Investor Relations – Corporate Governance”, restricts all officers, directors and certain employees from engaging in any of the following activities with respect to the securities of the Company:

•	Purchases on margin (where money is borrowed to make the purchase);

•	Short sales;

•	Buying or selling puts or calls;

•

Hedging or monetization transactions, such as zero-cost collars and forward sale contracts, that allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential upside appreciation in the stock; or

•	Holding Company securities in a margin account or pledging Company securities as collateral for a loan without adequate financial resources to prevent a forced sale.

To the Company’s knowledge, none of our officers or directors have entered into any hedging transactions with respect to Company stock, nor have they pledged any Company stock to secure any personal indebtedness or deposited Company stock into any margin account. To the Company’s knowledge, none of our officers or directors have entered into any of the foregoing restricted transactions.

Other Compensation

We provide our named executive officers with limited perquisites and other benefits, as reflected in the All Other Compensation column in the “Summary Compensation Table” below, which the Compensation Committee believes are reasonable, competitive and consistent with the objectives of our executive compensation program.

Employment and Related Agreements

Certain of the named executive officers have entered into Executive Severance Agreements with the Company and others are party to the Executive Severance Plan adopted by the Company in December 2015, the material terms of which are explained in more detail under the section “Termination of Employment and Change of Control Arrangements” below.

Tax Implications of Our Compensation Policies

Section 162(m) of the Internal Revenue Code (Code) places a limit of $1,000,000 on the amount of compensation that we may deduct in any given year with respect to the CEO and certain of our other most highly paid executive officers. There was an exception to the $1,000,000 limitation prior to calendar year 2018 for performance-based compensation meeting certain requirements. Our stock option awards and performance-based restricted stock unit awards generally are performance-based compensation meeting those requirements and, as such, were typically fully deductible. Performance-based cash bonus compensation awards under our Management Incentive Compensation Program were also possibly tax deductible. Our annual base salary and time-based restricted stock units are generally subject to the Section 162(m) deduction limitations. As a result of the Tax Cut and Jobs Act, the performance-based exception to Section 162(m) has been eliminated, resulting in the foregoing performance compensation in excess of $1,000,000 in calendar year 2018 or later generally not being deductible for the Company, subject to the transition rule for plans and agreements in place on November 2, 2017. To maintain flexibility in compensating executive officers in view of the overall objectives of our compensation program, the Compensation Committee has not adopted a policy requiring that all compensation be tax deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with the Company’s management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for fiscal year 2019 and the Company’s 2019 Proxy Statement on Schedule 14A related to the 2019 annual meeting, for filing with the SEC.

Compensation Committee:

Bob L. Martin (Chair)
William (David) Schofman
James H. Haworth

Summary Compensation Table

Name	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Norman L. Miller	2019	$987,500	—	—	$10,418,952	$3,000,000	$37,773	$14,444,225
President, Chief Executive Officer and	2018	$891,667	$608,650	$7,620,480	—	$1,010,100	$135,728	$10,266,625
Chairman of the Board	2017	$875,000	$700,000	$1,749,993	$920,483	—	$253,273	$4,498,749
Lee A. Wright	2019	$591,667	—	$2,500,000	$2,504,005	$1,200,000	$23,354	$6,819,026
Executive Vice President and Chief	2018	$503,333	$217,140	$1,461,890	—	$360,360	$8,100	$2,550,823
Financial Officer	2017	$280,000	$400,000	$479,998	—	—	$3,000	$1,162,998
John C. Davis(7)	2019	$364,167	—	$242,500	—	$540,000	$8,319	$1,154,986
President, Credit and Collections
Eddie D. Combs(7)	2019	$263,594	$50,000	$292,509	—	$250,000	$40,409	$896,513
Vice President and Chief Marketing Officer
Brian A. Daly(7)	2019	$320,000	—	—	—	$480,000	$14,070	$814,070
Vice President and Chief Human	2018	—	—	—	—	—	—	—
Resources Officer	2017	$300,000	$110,000	$150,002	—	—	$71,207	$631,209

(1)

Salary paid in fiscal year 2019 reflects the following increases in base salary: Mr. Miller – base salary increased from $925,000 to $1,000,000, effective March 28, 2018; Mr. Wright – base salary increased from $550,000 to $600,000, effective March 28, 2018; Mr. Davis – base salary increased from $330,000 to $350,000, effective June 1, 2018 and also increased from $350,000 to $400,000, effective September 4, 2018; Mr. Combs’ base salary represents the pro-rata portion of his annual base salary ($385,000) paid in fiscal year 2019 based on his commencement of employment on May 29, 2018. Salary paid in fiscal year 2018 to Messrs. Miller and Wright reflects the following increases that were effective as of October 1, 2017: Mr. Miller’s base salary increased from $875,000 to $925,000; Mr. Wright’s base salary increased from $480,000 to $550,000. Mr. Wright’s base salary in fiscal year 2017 represents the pro-rata portion of his annual base salary ($480,000) paid that year based on his commencement of employment on June 26, 2016.

(2)

Bonus amounts paid to the named executive officers upon the achievement of pre-established Company goals appear in the “Non-Equity Incentive Plan Compensation” column. Mr. Combs fiscal year 2019 payment represents a sign on bonus paid in connection with his commencement of his employment on May 29, 2018. For fiscal year 2018, represents amounts paid to the named executive officers for the achievement of extraordinary business results and performance. For fiscal year 2017, represents discretionary bonus awards paid to Messrs. Miller, Wright and Daly in recognition of their contributions to the Company’s business turnaround objectives. Mr. Wright’s fiscal year 2017 payment includes $288,000 that was guaranteed as part of his employment offer.

(3)

Represents aggregate grant date fair value of restricted stock units (“RSUs”) granted during the year in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation”, which may be greater or less than the value that the named executive officer realizes upon vesting of the RSUs. Information regarding the assumptions used in calculating the fair value under FASB ASC Topic 718 can be found in Notes 1 and 9 to the financial statements contained in the Company’s Annual Report on Form 10-K for fiscal year 2019. In fiscal year 2019, Mr. Wright received a grant of 77,280 time-based RSUs on March 28, 2018 that vest ratably over a 2-year period beginning on March 28, 2021. Mr. Wright’s award was granted for retention purposes and is discussed in more detail under “Compensation Discussion and Analysis.” Mr. Davis received a grant of 10,000 time-based RSUs on May 29, 2018 for retention purposes. Mr. Davis’ RSUs vest ratably over a 4-year period beginning on the first anniversary of the grant date. Mr. Combs received a grant of 4,124 time-based RSUs on May 29, 2018 in connection with his commencement of employment and also received a grant of 7,135 time-based RSUs on November 19, 2018 in connection with the Company’s regular annual equity grant. Mr. Combs’ grants vest ratably over a 4-year period beginning on the first anniversary of the grant dates.

For fiscal year 2018, represents the value of the following time-based RSUs granted to Messrs. Miller and Wright that vest ratably over a 3-year period beginning February 23, 2018: Mr. Miller – 258,000 RSUs, Mr. Wright – 71,000 RSUs. In fiscal year 2018, the following performance based restricted stock units (“PSUs”) were also granted: Mr. Miller – 258,000 PSUs, Mr. Wright – 71,000 PSUs. The PSUs will vest on February 23, 2020, if at all, based on the achievement of annual and cumulative adjusted EBITDA performance targets over the next three fiscal years commencing with fiscal year 2018 and ending with fiscal year 2020.

For fiscal year 2017, represents the value of time-based and performance based RSUs granted to Mr. Miller as follows: 75,107 time-based RSUs granted on May 25, 2016 that vest ratably over the 4-year period beginning on the anniversary of the grant date and 75,107 performance-based RSUs that would have vested at the end of fiscal year 2018, based on the Company’s return on invested capital. The performance criteria for vesting was not satisfied and these performance based RSUs were forfeited. For Mr. Wright, represents the value of 59,259 time-based RSUs granted in connection with his commencement of employment on June 22, 2016. For Mr. Daly, represents the value of 13,393 time-based RSUs granted on December 1, 2016 that vest ratably over the 4-year period beginning on the anniversary of the grant date.

(4)

Represents aggregate grant date fair value of awards granted during the year in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation,” which may be greater or less than the value that the named executive officer realizes upon vesting of the options. Information regarding the assumptions used in calculating the fair value under FASB ASC 718 can be found in Notes 1 and 9 to the financial statements contained in the Company’s Annual Report on Form 10-K for fiscal year 2019. Messrs. Miller and Wright received the following grants of nonqualified stock options on March 28, 2018: Mr. Miller – 500,000 options and Mr. Wright – 120,166 options. The options have an exercise price of $32.35 and vest in two equal installments on March 28, 2021 and March 28, 2022. Messrs. Miller and Wright’s awards were granted for retention purposes and are discussed in more detail under “Compensation Discussion and Analysis.”

In fiscal year 2017, Mr. Miller received a grant of 100,000 nonqualified stock options that vest ratably over a 4-year period. One-third of the options granted have an exercise price of $12.65, one-third of the options granted have an exercise price of $18.98 and one-third of the options granted have an exercise price of $25.30.

(5)

Represents amounts paid to the named executive officers under the Annual Cash Incentive Plan as a result of achievement of pre-determined adjusted EBITDA based company performance goals as established by the Compensation Committee for fiscal years 2019 and 2018.

(6)	All Other Compensation for fiscal year 2019 consists of the following:

•	Matching contributions under the Company’s 401(k) plan for Messrs. Miller, Wright and Daly in the amounts set forth in the table below.

•	An automobile allowance for Mr. Miller.

•	Relocation assistance for Mr. Combs.

•	Amounts paid by the Company for family members to accompany the named executive officers on a business trip in July 2018.

Name	401(k) Match	Car Allowance	Relocation	Business Trip	Total
Norman L. Miller	$7,998	$12,000	$0	$17,775	$37,773
Lee A. Wright	$7,022	$0	$0	$16,332	$23,354
John C. Davis	$0	$0	$0	$8,319	$8,319
Eddie D. Combs	$0	$0	$40,409	$0	$40,409
Brian A. Daly	$7,022	$0	$0	$7,048	$14,070

(7)

With respect to Mr. Davis, information is not included for fiscal years 2017 and 2018 because he was not a named executive officer until fiscal year 2019. With respect to Mr. Combs, information is not included for fiscal years 2017 and 2018 because he joined the Company during fiscal year 2019. With respect to Mr. Daly, information is not included for fiscal year 2018 because he was not a named executive officer for fiscal year 2018.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards; Number of Shares of Stock or Stock Units (#)(2)	All Other Option Awards; Number of Securities Under- Lying Options (#)(3)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Norman L. Miller	Annual Cash Incentive	N/A	$750,000	$1,500,000	$3,000,000	—	—	—	—	—	—	—
	Nonqualified Stock Options	3/28/2018	—	—	—	—	—	—	—	500,000	$32.35	$10,418,952
Lee A. Wright	Annual Cash Incentive	N/A	$300,000	$600,000	$1,200,000	—	—	—	—	—	—	—
	Time Based RSUs	3/28/2018	—	—	—	—	—	—	120,166	—	—	$2,500,000
	Nonqualified Stock Options	3/28/2018	—	—	—	—	—	—	—	77,280	$32.35	$2,504,005
John C. Davis	Annual Cash Incentive	N/A	$150,000	$300,000	$600,000	—	—	—	—	—	—	—
	Time Based RSUs	5/29/2018	—	—	—	—	—	—	10,000	—	—	$242,500
Eddie D. Combs	Annual Cash Incentive	N/A	$65,398	$130,795	$261,590	—	—	—	—	—	—	—
	Time Based RSUs	5/29/2018	—	—	—	—	—	—	4,124	—	—	$100,007
	Time Based RSUs	11/19/2018	—	—	—	—	—	—	7,135	—	—	$192,502
Brian A. Daly	Annual Cash Incentive	N/A	$120,000	$240,000	$480,000	—	—	—	—	—	—	—

(1)

Represents fiscal year 2019 award opportunities under the Company’s Annual Cash Incentive Plan. Mr. Combs’ award opportunity was prorated for fiscal year 2019 based on his May 29, 2018 hire date. The Company achieved the predetermined adjusted EBITDA based performance goals established by the Compensation Committee for fiscal year 2019 in excess of the Maximum level. Actual annual cash incentive awards paid to the named executive officers are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” and are discussed on more detail under “Compensation Discussion and Analysis.”

(2)

Represents time-based RSUs granted in fiscal year 2019. The time-based RSUs granted to Mr. Wright vest in two equal installments on March 28, 2021 and March 28, 2022. Mr. Wright’s award was granted for retention purposes and is discussed in more detail under “Compensation Discussion and Analysis.” Mr. Combs was granted a total of 11,259 time-based RSUs in fiscal year 2019 that vest ratably over a 4-year period beginning on the first anniversary of the grant dates. Mr. Combs received a grant of 4,124 time-based RSUs on May 29, 2018 in connection with his commencement of employment and received the grant of 7,135 time-based RSUs on November 19, 2018 in connection with the Company’s regular annual equity grant. Mr. Davis’ grant of 10,000 time-based RSUs vest ratably over a 4-year period beginning on the first anniversary of the grant date. Mr. Davis received this grant for retention purposes.

(3)

Represents nonqualified stock options granted in fiscal year 2019. The nonqualified stock options granted to Messrs. Miller and Wright vest in two equal installments on March 28, 2021 and March 28, 2022. Messrs. Miller and Wright’s awards were granted for retention purposes and are discussed in more detail under “Compensation Discussion and Analysis.”

(4)

The amounts in the “Grant Date Fair Value of Stock and Option Awards” column were determined in accordance with FASB ASC Topic 718, which may be greater or less than the value than the respective named executive officer realizes upon the vesting of the time-based RSUs and/or exercise of the nonqualified stock options. Information regarding the assumptions used in calculating the fair value under FASB ASC Topic 718 can be found in Notes 1 and 9 to the financial statements contained in the Company’s Annual Report on Form 10-K for fiscal year 2019.

Outstanding Equity Awards at Fiscal Year End 2019

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options - Exercisable (#)	Number of Securities Underlying Unexercised Options - UnExercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Norman L. Miller	9/7/2015							18,635	$390,217	(2)
	5/25/2016							37,554	$786,381	(3)
	5/25/2016
	1/2/2017	16,666	16,667	(4)		$12.65	1/2/2027
	1/2/2017	16,666	16,667	(4)		$18.98	1/2/2027
	1/2/2017	16,667	16,667	(4)		$25.30	1/2/2027
	2/23/2017										200,000	$4,188,000	(6)
	2/23/2017										58,000	$1,214,520	(6)
	2/23/2017							172,000	$3,601,680	(7)
	3/28/2018	0	500,000	(5)		$32.35	3/28/2028
Lee A. Wright	6/22/2016							29,630	$620,452	(8)
	2/23/2017							47,333	$991,153	(7)
	2/23/2017										71,000	$1,486,740	(6)
	3/28/2018	0	120,166	(5)		$32.35	3/28/2028	77,280	$1,618,243	(9)
John C. Davis	5/23/2016										3,857	$80,76	(10)
	12/1/2016							6,362	$133,220	(11)
	2/23/2017							14,000	$293,160	(7)	21,000	$439,740	(6)
	5/29/2018							10,000	$209,400	(12)	14,012	$293,411	(11)
Eddie D. Combs	5/29/2018							4,124	$86,357	(12)
	11/19/2018							7,135	$149,407	(13)
Brian A. Daly	11/16/2015							2,480	$51,931	(14)
	12/1/2016							6,697	$140,235	(11)
	2/23/2017										23,000	$481,620	(6)
	2/23/2017							15,333	$321,073	(7)

(1)	Values of awards that are unvested or not earned at the end of fiscal year 2019 are based on our closing stock price on January 31, 2019 of $20.94.

(2)	On January 2, 2017, the Compensation Committee approved the reduction of the vesting period of Mr. Miller’s initial new hire equity grant from five to four years. RSUs will vest on September 7, 2019.

(3)	Fifty percent of RSUs vest on May 25, 2019 and the remaining 50% vest on May 25, 2020.

(4)	Fifty percent of unvested stock options vest on January 2, 2020 and the remaining 50% vest on January 2, 2021.

(5)	Fifty percent of unvested stock options vest on March 28, 2021 and the remaining 50% vest on March 28, 2022.

(6)

Represents target number and the value of performance based RSUs that will vest, if at all, on February 23, 2020. Vesting is contingent upon achievement of annual and cumulative EBITDA performance conditions over the three fiscal years commencing with fiscal year 2018 and ending with completion of fiscal year 2020, based on our closing stock price on January 31, 2019 of $20.94.

(7)	Fifty percent of unvested RSUs vested on February 23, 2019 and the remaining 50% vest on February 23, 2020.

(8)	Fifty percent of RSUs vest on June 22, 2019 and the remaining 50% vest on June 22, 2020.

(9)	Fifty percent of RSUs vest on March 28, 2021 and the remaining 50% vest on March 28, 2022

(10)	One-third of RSUs vest on May 23, 2019, one-third vest on May 23, 2020 and one-third vest on May 23, 2021.

(11)	Fifty percent of RSUs vest on December 1, 2019 and the remaining 50% vest on December 1, 2020.

(12)	Twenty-five percent of RSUs vest on May 29, 2019, 25% vest on May 29, 2020, 25% vest on May 29, 2021 and 25% vest on May 29, 2022.

(13)	Twenty-five percent of RSUs vest on November 19, 2019, 25% vest on November 19, 2020, 25% vest on November 19, 2021 and 25% vest on November 19, 2022.

(14)	Fifty percent of RSUs vest on November 16, 2019 and the remaining 50% vest on November 16, 2020.

Option Exercises and Stock Vested in Fiscal Year 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Exercise (#)	Value Realized on Vesting ($)
Norman L. Miller	—	—	123,412	$3,972,802
Lee A. Wright	—	—	38,482	$1,301,903
John C. Davis	—	—	11,467	$351,796
Eddie D. Combs	—	—	—	—
Brian A. Daly	—	—	12,254	$381,380

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

Executive Severance Agreements

We have entered into executive severance agreements with Messrs. Miller and Wright (collectively, the “Agreements”). The Agreements are designed to (i) provide a level of transition assistance in the event of an involuntary termination of employment with the goal of keeping the subject named executive officers focused on our business rather than their personal circumstances, and (ii) encourage the subject named executive officers to continue to devote their full attention to the business of the Company in the event of a potential change in control to allow for a smooth transition. The Compensation Committee believes the Agreements promote the objectives of the Company and align with the interests of our stockholders by encouraging continuity of leadership in termination or change in control situations.

The term of each Agreement is for one year and automatically renews for successive one-year periods unless terminated by the Company upon prior written notice to the subject named executive officer. If the subject named executive officer is involuntarily terminated without cause (as defined below) or if the subject named executive officer voluntarily terminates his employment for good reason (as defined below), then (i) the executive will receive salary continuation payments (at the rate in effect on the day before his termination) for a specified number of months following termination (24 months for Mr. Miller and 18 months for Mr. Wright) (the “Severance Period”), (ii) the executive will receive continuation coverage during the Severance Period under the Company’s medical, dental, life, disability and other welfare benefit plans, and (iii) for Mr. Miller, all awards held by the executive under our 2003 Incentive Stock Option Plan, and 2011 Omnibus Incentive Plan, and the 2016 Amended Omnibus Incentive Plan will continue to vest and, if applicable, be exercisable during the Severance Period as if the executive had continued his employment for the duration of the Severance Period; for Mr. Wright, all awards held by the executive under the 2016 Amended Omnibus Incentive Plan will continue to vest, and if applicable, be exercisable during the Severance Period as if the executive had continued his employment for the duration of the Severance Period.

Under the Agreements, “cause” is defined as (i) behavior of the subject executive that is adverse to the Company’s interests, (ii) the subject executive’s dishonesty, criminal charge or conviction, grossly negligent misconduct, willful misconduct, acts of bad faith, or neglect of duty or (iii) the subject executive’s material breach of the Agreement.

Under the Agreements, “good reason” means, without the subject executive’s express written consent, (i) the material diminution of the subject executive’s title, duties, authority or responsibilities relative to the subject executive’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to the subject executive of such reduced duties, authority or responsibilities, (ii) a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the subject executive immediately prior to such reduction, (iii) a material reduction of the subject executive’s base salary or annual bonus opportunity, each as in effect as of the effective date of the Agreement, (iv) a material reduction in the kind or level of employee benefits, including additional bonus opportunities, to which the subject executive was entitled immediately prior to such reduction with the result that the subject executive’s overall benefits package is significantly reduced, (v) upon a change of control (as defined below), the failure of the Company to obtain the assumption of the Agreement by the successor, (vi) upon a change of control, the transfer of the subject executive’s principal place of employment to a location that is more than 100 miles from the subject executive’s principal place of employment immediately prior to the change of control, or (vii) any act or set of facts or circumstances that would, under case law or statute, constitute a constructive termination of the subject executive, provided, in each case, that the subject executive terminates employment within 60 days of the occurrence of such circumstances.

Mr. Wright’s Agreement provides that if, during the period beginning one year prior to a change of control (as defined below) and ending one year following the change in control, he is terminated without cause (as defined above) or if he voluntarily terminates his employment for good reason (as defined above), then (i) he will receive a lump sum severance payment equal to three times his annual base salary (as in effect on the day prior to the date of such termination), and (ii) he will receive continued coverage under the Company’s medical, dental, life, disability and other welfare benefit plans for a period of 18 months following termination. Mr. Miller’s Agreement provides for the same lump sum severance payment in the amount of three times his annual base salary, but provides that instead of continued benefits coverage, he will receive a lump sum cash payment equal to 24-times the portion of the monthly premium that would have been paid by the Company for the same level of health and dental coverage he had in effect immediately prior to such termination. Mr. Miller’s agreement provides that all equity awards granted under our 2003 Incentive Stock Option Plan, 2011 Omnibus Incentive Plan and 2016 Amended Omnibus Incentive Plan will immediately vest on the later of the date of termination or the date of the change of control, and if applicable, these equity awards will continue to be exercisable for 24 months following his termination as if he had remained an employee of the Company. Mr. Wright’s agreement provides that all equity awards granted under our 2016 Amended Omnibus Incentive Plan will immediately vest on the later of the date of termination or the date of the change of control, and if applicable, these equity awards will continue to be exercisable for 18 months following his termination as if he had remained an employee of the Company.

The Agreements define a “change of control” as (i) a person acquiring 35% or more of the voting power of the Company, (ii) a change in the composition of our Board of Directors during any 12-month period as a result of which less than a majority of the directors are “incumbent directors” (as defined in each Agreement), (iii) a merger or consolidation of the Company (unless it still controls a majority of the voting stock), (iv) a complete liquidation or dissolution of the Company, or (v) a sale, disposition, lease, or exchange of all or substantially all of the Company’s assets or of one of the significant operating divisions, including the retail and credit segment.

By entering into their respective Agreements, each of the subject executives agreed to be subject to and bound by the confidentiality, non-compete, non-disclosure and non-solicitation provisions therein.

The Agreements also provide that if payments that are triggered by a change of control would be subject to an excise tax under Section 4999 of the Internal Revenue Code, as amended, then the payments either (i) would be reduced by the amount needed to avoid triggering the excise tax or (ii) would not be reduced, depending on which alternative left the subject executive in the best after-tax position.

On December 2, 2015, the Board of Directors, upon the recommendation of the Compensation Committee, adopted an Executive Severance Plan for senior officers (the “Severance Plan”). Participation in the Severance Plan is limited to officers of the Company with a title of Vice President or more senior, and other employees who are designated by the Committee, provided that no person or officer who is otherwise party to an individual agreement with the Company providing for severance benefits may participate in the Severance Plan. Messrs. Davis and Daly are participants in the Severance Plan and are not otherwise party to any other severance agreement. Messrs. Davis and Daly are eligible to receive a cash severance benefit equal to 50% of such participant’s annual base salary if the individual is terminated for any reason other than (i) resignation from employment, (ii) cause (as defined in the Severance Plan), (iii) death or (iv) disability (as defined in the Severance Plan). Such benefit is to be paid in substantially equal installments on the Company’s regularly scheduled payroll dates for the six months following the participant’s termination (the “Executive Severance Period”). In addition to the cash severance payment, Messrs. Davis and Daly (and their eligible dependents) will also be entitled to receive continued coverage under the Company’s group health plan during the Executive Severance Period at the same cost paid by active employees. The Severance Plan may be amended or terminated by the Compensation Committee at any time; provided, however, that (i) no amendment materially adverse to any Severance Plan participant will be effective without such participant’s written consent until one year after its adoption, and (ii) termination of the Severance Plan will not be effective until one year following Compensation Committee or other corporate action authorizing termination of the Severance Plan.

Mr. Combs is not covered by the Executive Severance Plan as the Company entered into the following severance arrangement with Mr. Combs in connection with his offer of employment. In the event of Mr. Combs’ termination of employment by the Company without cause, prior to May 29, 2019, he will receive his regular monthly salary and continue to participate in the Company’s medical and dental plans at employee rates for a period of 12 months following the date of termination. In the event of Mr. Combs’ termination of employment, without cause, after May 29, 2019, but prior to May 29, 2020, he will receive his regular monthly salary and continue to participate in the Company’s medical and dental plans at employee rates for a period of nine months following the date of termination. In the event of Mr. Combs’ termination of employment, without cause, at any time after May 29, 2020, he will receive his regular monthly salary and continue to participate in the Company’s medical and dental plans at employee rates for a period of six months following the date of termination.

The following table provides the quantitative disclosure of the severance and change of control payments that would be made to our named executive officers assuming the applicable payment event occurred on January 31, 2019:

Fiscal Year 2019 Potential Payments Upon Termination or Change in Control

Named Executive Officer	Benefit	Voluntary Resignation or Retirement ($)	Voluntary Termination for Good Reason ($)	Involuntary Termination without Cause ($)	Voluntary Termination for Good Reason in Connection with a Change in Control ($)(6)	Involuntary Termination in Connection with a Change in Control ($)(6)	Termination as a Result of Death($)
Norman L. Miller	Stock Options (1)	$170,827	$341,663	$341,663	$341,663	$341,663	$170,827
	Restricted Stock Units (2)	—	4,778,278	4,778,278	4,778,278	4,778,278	—
	Performance-Based RSUs (3)	—	5,402,520	5,402,520	5,402,520	5,402,520	—
	Cash Severance (4)	—	2,000,000	2,000,000	3,000,000	3,000,000	—
	Welfare Benefits (5)	—	27,013	27,013	27,013	27,013	510,000
	Totals	$170,827	$12,549,474	$12,549,474	$13,549,474	$13,549,474	$680,827
Lee A. Wright	Stock Options (1)	—	—	—	—	—	—
	Restricted Stock Units (2)	—	1,611,605	1,611,605	3,229,848	3,229,848	—
	Performance-Based RSUs (3)	—	1,486,740	1,486,740	1,486,740	1,486,740	—
	Cash Severance (4)	—	900,000	900,000	1,800,000	1,800,000	—
	Welfare Benefits (5)	—	19,744	19,744	19,744	19,744	10,000
	Totals	$0	$4,018,090	$4,018,090	$6,536,333	$6,536,333	$10,000
John C. Davis	Stock Options	—	—	—	—	—	—
	Restricted Stock Units (2)	—	—	—	716,546	716,546	—
	Performance-Based RSUs (3)	—	—	—	439,740	439,740	—
	Cash Severance (4)	—	—	200,000	—	200,000	—
	Welfare Benefits (5)	—	—	6,581	—	6,581	10,000
	Totals	$0	$0	$206,581	$1,156,286	$1,362,867	$10,000
Eddie D. Combs	Stock Options	—	—	—	—	—	—
	Restricted Stock Units (2)	—	—	—	235,763	235,763	—
	Performance-Based RSUs (3)	—	—	—	—	—	—
	Cash Severance (4)	—	—	385,000	—	385,000	—
	Welfare Benefits (5)	—	—	13,163	—	13,163	395,000
	Totals	$0	$0	$398,163	$235,763	$633,926	$395,000
Brian A. Daly	Stock Options	—	—	—	—	—	—
	Restricted Stock Units (2)	—	—	—	513,239	513,239	—
	Performance-Based RSUs (3)	—	—	—	481,620	481,620	—
	Cash Severance (4)	—	—	160,000	—	160,000	—
	Welfare Benefits (5)	—	—	5,885	—	5,885	510,000
	Totals	$0	$0	$165,885	$994,859	$1,160,745	$510,000

(1)

Represents the value (spread) of stock options based on the Company’s closing stock price at the end of fiscal year 2019 of $20.94. For terminations due to voluntary resignation, retirement or death, represents the value of stock options vested as of January 31, 2019. For voluntary terminations for good reason or involuntary terminations without cause, also includes the value of stock options that will continue to vest during the Severance Period, as described above, based on the Company’s closing stock price at the end of fiscal year 2019 of $20.94. For change in control related terminations, includes the value of all stock options based on the Company’s closing stock price at the end of fiscal year 2019 as vesting of options will either accelerate as provided in the Agreements described above or may be accelerated in connection with a change in control related termination of employment at the discretion of the Board of Directors Board. We have assumed for purposes of this disclosure that the Board would take such action in connection with a change in control.

(2)

For voluntary terminations for good reason or involuntary terminations without cause, represents the value of time based RSUs that will continue to vest during the Severance Period, as described above, based on the Company’s closing stock price at the end of fiscal year 2019 of $20.94. For change in control related terminations, includes the value of all RSUs based on the Company’s closing stock price at the end of fiscal year 2019 as vesting of RSUs will accelerate in connection with a change in control related termination of employment either in accordance with the Agreements described above or by the discretion of the Board, as provided for in our 2016 Amended Omnibus Incentive Plan. We have assumed for purposes of this disclosure that the Board would take such action in connection with a change in control.

(3)

For change in control related terminations, includes the value of all PSUs at target level, based on the Company’s closing stock price at the end of the fiscal year 2019 of $20.94 as vesting of PSUs will accelerate in connection with a change in control related termination of employment either in accordance with the Agreements described above or by the discretion of the Board, as provided for in our 2016 Amended Omnibus Incentive Plan. We have assumed for purposes of this disclosure that the Board would take such action in connection with a change in control.

(4)

For voluntary terminations for good reason, represents the cash severance payable to Mr. Miller (24-months’ salary) and Mr. Wright (18-months’ salary). For involuntary terminations without cause, represents the cash severance payable to Mr. Miller (24-months’ salary), Mr. Wright (18-months’ salary), Mr. Combs (12-months’ salary) and Messrs. Davis and Daly (six months’ salary). For change in control related terminations, represents the cash severance payable to Messrs. Miller, and Wright (36-months’ salary), Mr. Combs (12-months’ salary) and Messrs. Davis and Daly (six months’ salary).

(5)

For voluntary terminations for good reason, represents the cost to continue Company paid welfare benefits for Mr. Miller for a period of 24-months and for Mr. Wright for a period of 18-months. For involuntary terminations without cause and for change in control related terminations, represents the cost to continue Company paid welfare benefits for Mr. Miller for a period of 24-months, for Mr. Wright for a period of 18-months and for Messrs. Davis, Combs and Daly for a period of six months. For terminations as a result of death, represents the value of group term life insurance currently in place for the named executive officers.

(6)

The amounts reported are the maximum amounts and do not reflect any potential cutbacks triggered by application of Section 280G of the Internal Revenue Code under the terms of the Agreement described above.

Indemnification Arrangements

As permitted by the Delaware General Corporation Law, we have adopted provisions in our Certificate of Incorporation and Bylaws that provide for the indemnification of our directors and certain executive officers, to the fullest extent permitted by applicable law. These provisions, among other things, provide for the indemnification of each of our directors and certain officers for certain expenses, including judgments, fines and amounts paid in settling or otherwise disposing of actions or threatened actions, incurred by reason of the fact that such person was a director or officer of the Company or of any other corporation which such person served in any capacity at the request of the Company.

In addition, we have entered into indemnification agreements with each of our directors pursuant to which we will indemnify them against judgments, claims, damages, losses and expenses incurred as a result of the fact that any director, in his capacity as a director, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements also provide for the advancement of certain expenses (such as attorney’s fees, witness fees, damages, judgments, fines and settlement costs) to our directors in connection with any such suit or proceeding.

We maintain a directors’ and officers’ liability insurance policy to insure our directors and officers against certain losses resulting from acts committed by them in their capacities as our directors and officers, including liabilities arising under the Securities Act of 1933, as amended.

CEO Pay Ratio Disclosure

We are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Norman Miller, our CEO, for fiscal year 2019.

Our CEO to median employee pay ratio was calculated in accordance with Item 402(u) of Regulation S-K. We identified the median employee by examining 2018 W-2 earnings for all individuals, excluding our CEO, who were employed by us on December 31, 2018, the last day of our payroll year. We had approximately 4,239 employees on that date. We included all employees in the foregoing count, whether employed on a full-time or part-time basis. For those full and part-time associates with less than one year of service and not in temporary or seasonal roles, we annualized W-2 earnings for comparison purposes.

After identifying the median employee based on W-2 earnings, we calculated annual total compensation of the median employee, in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules. Additionally, we elected to include the company-paid portion of health insurance premiums, which we exclude from the calculation of total compensation for purposes of the Summary Compensation Table, since it is available to all eligible employees on a nondiscriminatory basis. Our CEO’s compensation for purposes of the pay ratio calculation was also adjusted to include the company-paid portion of health insurance premiums. As a result, our CEO’s compensation for purposes of this disclosure differs from his compensation shown in the Summary Compensation Table.

The pay ratio is 404:1 for fiscal year 2019. The calculation is based on median annual total compensation of all employees, other than our CEO, of $35,814 and our CEO’s annual total compensation of $14,457,665.

Additional CEO Pay Ratio Disclosure

A significant portion of the reported compensation to our CEO in fiscal year 2019 included a retention equity award in March 2018. On March 28, 2018, Mr. Miller was awarded a grant of 500,000 non-qualified stock options with an exercise price of $32.35, 50% of which are scheduled to vest on March 28, 2021 (fiscal year 2022), and 50% to vest on March 28, 2022 (fiscal year 2023).

In addition, in February 2017, our CEO was granted a special equity award intended to cover annual equity grants in fiscal years 2018, 2019, and 2020. The March 2018 award to our CEO was granted to ensure the continuity of the highly successful leadership under our CEO until fiscal year 2023. Additionally, the purpose of the retention equity award is to ensure that he continues to focus on achieving the Company’s long-term goals in growing a sustainable business model and in creating shareholder value. Refer to the discussion of Fiscal 2019 Retention Equity Awards and Fiscal 2018 Special Equity Awards in the “Compensation Discussion and Analysis” section of this proxy statement for additional details.

Our fiscal year 2019 CEO pay ratio includes the entire value of the four-year retention equity award granted in fiscal 2019 ($10,418,952) in the calculation of our CEO’s annual total compensation and none of the three-year special equity awards granted in fiscal 2018 ($7,620,480). As qualified in the Compensation Discussion and Analysis under “CEO Annualized Compensation Values and Realizable Pay,” the retention award requires four years of service to fully vest and the special equity award is intended to cover three years of equity grants. To provide a normalized view of our CEO’s annual compensation during fiscal year 2019, we have calculated an additional CEO pay ratio for fiscal year 2019 with these awards annualized over four years and three years, respectively.

The additional CEO pay ratio for fiscal year 2019 based on the foregoing annualized equity awards to our CEO is 256:1. The median annual total compensation for all employees, other than our CEO, was $35,814. Our CEO’s annual total fiscal year 2019 compensation on an annualized basis was $9,183,611, which includes one-fourth of the fiscal 2019 retention award ($2,604,738) and one-third of the fiscal 2018 special equity award ($2,540,160).

CORPORATE GOVERNANCE

Corporate Governance Policies and Procedures

The Company believes that sound corporate governance practices are essential to maintain the trust of our stockholders, customers, employees and other stakeholders. We believe we operate under governance practices that are transparent, up-to-date and appropriate for our industry. The following materials are related to our corporate governance and related matters:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Nominating and Corporate Governance Committee Charter

•	Credit Risk Committee Charter

•	Compliance Committee Charter

•	Code of Business Conduct and Ethics for Employees

•	Code of Ethics for the Chief Executive Officer, President and Senior Financial Professionals

•	Code of Business Conduct and Ethics for Members of the Board of Directors

•	Whistle Blower Policy

•	Corporate Governance Guidelines

•	Amended and Restated Insider Trading Policy

Each of the aforementioned is available on the Company’s website www.conns.com under “Investor Relations – Corporate Governance.” There were no amendments to, or waivers from, any of our Codes of Business Conduct for any of our named executive officers during fiscal 2019.

Lead Independent Director

Our Board of Directors determined at its meeting held in August 2012 that our interests would be better served by the designation and appointment of a lead independent director, and appointed Mr. Bob Martin to serve in that capacity until his successor is appointed. The lead independent director is responsible for coordinating the activities of the independent directors of the Board of Directors, and shall perform such other duties and assume such other responsibilities as the Board may determine. Certain of the specific responsibilities of the lead independent director are to:

•	Act as the principal liaison between the independent directors and the Chairman of the Board;

•	Develop the agenda for and preside at executive sessions of the independent directors;

•	Approve with the Chairman of the Board the agenda for Board and committee meetings and the need for special meetings of the Board;

•

Advise the Chairman of the Board as to the quality, quantity and timeliness of the information submitted by the Company’s management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties;

•	Recommend to the Board the retention of advisors and consultants who report directly to the Board;

•	Interview, along with the chair of the Nominating and Corporate Governance Committee, all Board candidates and make recommendations to the Nominating and Corporate Governance Committee;

•	Assist the Board and Company officers in better ensuring compliance with and implementation of the Corporate Governance Guidelines;

•	Serve as Chairman of the Board when the Chairman is not present; and

•	Serve as a liaison for consultation and communication with stockholders.

In March 2019, the independent members of the Board re-appointed Mr. Bob Martin as the Lead Independent Director. Mr. Bob Martin has significant Board experience and has served on the Company’s Board since 2003 and on other public company boards, as well as serving as the Chair of the Nominating and Corporate Governance Committee and Chair of the Compensation Committee. Mr. Bob Martin serves as a liaison between Mr. Miller and the other independent directors, and his longevity on the Board enhances this leadership role and provides for continuity among the non-employee directors.

Separation of Chairman of the Board and Chief Executive Officer

The Board has determined that the most appropriate form of leadership for the Board of Directors currently is for the CEO, who is responsible for the day-to-day operations of the Company, to serve as Chairman, with strong and independent oversight by the Lead Independent Director and the other non-management directors. The Board of Directors appointed Mr. Miller as Chairman of the Board in May 2016. As discussed above under the section “Corporate Governance - Lead Independent Director,” the independent directors have re-appointed Mr. Bob Martin as the Lead Independent Director.

The Board believes that the combined role promotes a unified direction and leadership for the Board and gives a single, clear focus for the chain of command for our organization, strategy and business plans. In addition, the Board believes that the combined position enables decisive leadership, ensures clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders, employees and customers. However, the Board does not have a fixed policy regarding the separation of the offices of Chairman of the Board and the Chief Executive Officer and believes that it should maintain the flexibility to select the Chairman of the Board and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders.

Risk Oversight

The Board is actively involved in oversight of risks that could affect the Company. Management is responsible for the day-to-day management of risks we face, while the Board, as a whole and through its committees, including its Audit Committee, its Credit Risk Committee and its Compliance Committee, has the responsibility for oversight of risk management. The Audit Committee is charged by its charter with the responsibility to review and discuss the Company’s policies and practices with respect to risk assessment and risk management at each of its regularly scheduled meetings, and to report to the Board of Directors various areas of risk, including technology, regulatory, liquidity and operational, that should receive further attention and discussions among the Board of Directors and Company management. The Credit Risk Committee provides oversight of the Company’s credit risk and underwriting policies and practices. The Compliance Committee oversees the implementation of its compliance management system and other policies and procedures related to state and federal consumer finance laws governing the Company’s business. Our management presents specifically to the Audit Committee, the Credit Risk Committee and Compliance Committee, and the Board of Directors, as requested, with respect to various areas of risk concerns and management practices relative thereto, including enterprise risk management, which is the subject of oversight by the Audit Committee. Additionally, at various regularly scheduled Audit Committee meetings, our management presents on and discusses a particular area of risk, either independently as a result of its assessment of materiality or at the request of the Audit Committee, in addition to its standard general discussion of enterprise risk management. The Audit Committee works regularly with management in assessing and addressing Company policies’ strengths and weaknesses. The full Board of Directors receives at each regularly scheduled meeting, and more often as necessary, a presentation from management on our operations, including presentations regarding liquidity and credit reports and risks. Upon request by the Board of Directors, representatives of management commit to and do subsequently or simultaneously provide to the Board of Directors additional information, revisions and explanations pertaining to their respective areas of management.

Amendment to Bylaws and Consideration of Amendment to Charter

On November 27, 2018, the Board approved and adopted Amendment No. 1 to the Company’s Amended and Restated Bylaws, effective as of December 3, 2013, to amend Section 3.3, to make clear that the Company’s directors may be removed with or without cause by a majority of stockholder votes. Furthermore, the Company has not previously, and will not in the future, attempt to enforce article Ten, paragraph F of the Company’s Certificate of Incorporation (as amended), which permits removal of Directors only for cause, and the Board is considering recommending the revision of such provision.

Stockholder Communications with the Board

The Company’s Board of Directors has a process for stockholders and other interested parties to send communications to the Board. Communications should be addressed to the intended recipient or recipients and sent by mail to:

Lead Independent Director

c/o Corporate Secretary

Conn’s, Inc.,

2445 Technology Forest Blvd., Building 4, Suite 800, The Woodlands, Texas 77381

generalcounsel@conns.com

Our General Counsel reviews all communications directed to the Audit Committee and the Chairman of the Audit Committee is promptly notified of any significant communications relating to accounting, internal accounting controls, auditing matters or other significant communication. Communications addressed to a named director are promptly sent to the director. Communications directed to the non-management directors are promptly sent to the Lead Independent Director. All communications submitted to the Board or any committee of the Board will be compiled by the Secretary and submitted to the Lead Independent Director on a periodic basis.

All communications received as described above and intended for the Board of Directors, a committee of the Board of Directors, an individual director, or the non-management directors as a group will be relayed to the appropriate directors.

EXECUTIVE OFFICERS

Biographical Information

The Board appoints our executive officers at its meeting immediately following our annual meeting of stockholders. Our executive officers serve at the discretion of the Board and until their successors are elected and qualified or until the earlier of their death, resignation or removal.

The following sets forth certain biographical information regarding our executive officers. Biographical information for Norman L. Miller is included above under the caption “Board of Directors - Board of Director Nominees for 2019 – 2020.”

Name	Age	Position	Length of Service
Norman L. Miller	58	President, Chief Executive Officer and Chairman of the Board	3 years 7 months
Lee A. Wright	47	Executive Vice President and Chief Financial Officer	2 years 11 months
John C. Davis	49	President and Chief Operating Officer – Credit and Collections	2 years 11 months
George L. Bchara	35	Vice President and Chief Accounting Officer	2 years 6 months
Brian A. Daly	48	Vice President and Chief Human Resources Officer	3 years 5 months
Todd F. Renaud	48	Vice President and Chief Information Officer	4 years 8 months
Eddie D. Combs	51	Vice President and Chief Marketing Officer	11 months
Mark L. Prior	51	Vice President, General Counsel and Secretary	2 years 10 months

Lee A. Wright was appointed as the Company’s Executive Vice President and Chief Financial Officer in June 2016. Prior to joining the Company, Mr. Wright served as CEO of Professional Directional Enterprises, Inc., an energy services company, since 2015 and served as its President from 2012 into 2015. Prior to joining Professional Directional Enterprises, Inc., he was a Senior Managing Director at the private equity firm of Diamond Castle from 2005 to 2012. From 2000 to 2005, Mr. Wright was a Director at DLJ Merchant Banking Partners, a private equity firm. From 1996 to 2000, Mr. Wright was a VP and Associate in Credit Suisse First Boston’s (“CSFB”) Private Equity division and was an analyst from 1994 to 1996 in CSFB’s Investment Banking division. Mr. Wright holds a B.S., magna cum laude, from Washington & Lee University.

John C. Davis joined the Company in May 2016 as Vice President and Chief Credit Officer, with over 30 years of experience in the consumer credit sector. In September 2018, he was promoted to President, Credit and Collections. Prior to joining the Company, he served as Founder and CEO of GFC Advisors, Ltd., a consultancy in the consumer credit industry, from 2013 to 2016. Prior to that, from 2011 to 2013, he was President, E-Commerce of DFC Global Corp. From 2010 to 2011, Mr. Davis was Managing Director of MEM Consumer Finance. Prior to that, from 2000 to 2010, he was Managing Director of Forecasting and Risk Management with CompuCredit Corp. Mr. Davis holds a B.S. in Computer Information Science from the University of Delaware.

George L. Bchara joined the Company as Vice President and Chief Accounting Officer in December 2016. Prior to joining the Company, he served as Senior Vice President and Chief Accounting Officer of BankUnited, based in Miami Lakes, Florida, from March 2013 to December 2016, and served as Vice President and Loan Controller from June 2011 to February 2013. Prior to BankUnited, Mr. Bchara was a Manager with the global professional services firm, PwC, where he worked from January 2007 until May 2011. Mr. Bchara holds an M.B.A. in Finance and Entrepreneurial Management from The Wharton School of the University of Pennsylvania and a B.S. in Accounting and Finance from Florida State University. Mr. Bchara is a Certified Public Accountant licensed in the State of New York and a Chartered Financial Analyst charterholder.

Brian A. Daly was appointed Vice President and Chief Human Resource Officer in November 2015. Prior to joining the Company, from June 2007 until November 2015, Mr. Daly served in several positions with DFC Global Corp, a global alternative financial services company, including as Senior Vice President and Chief People Officer. Prior to DFC Global, he worked in human resources and operational leadership roles at Marsh & McLennan, from 2006 to 2007, ARAMARK Corporation from 2000 to 2005, and Florida, Power & Light from 1997 to 1999. Mr. Daly has a B.S. in Management from the University of Richmond and an M.B.A. – Human Resources and Finance from the University of Florida.

Todd F. Renaud joined the Company as Vice President and Chief Information Officer in August of 2014 with over 20 years of technology experience across multiple industries. Prior to joining the Company, Mr. Renaud served as Vice President, Management Information Systems for Security Service Federal Credit Union (“SSFCU”). Prior to joining SSFCU in 2002, he worked as Director of Technology for Enron Corporation. Mr. Renaud is a graduate of Texas A&M University where he earned a BBA in Management Information Systems.

Eddie D. Combs joined the Company as Vice President and Chief Marketing Officer in May 2018 with over 30 years of marketing and business experience. Previously, he served as VP of Consumer Marketing for Samsung Electronics America Home Entertainment from 2015-2018. Prior to that position, Mr. Combs served as SVP Chief Marketing officer at Guitar Center in 2014. Mr. Combs also held several positions at Sears Holdings including VP Chief Marketing Officer Appliances/Electronics from 2006 to 2014. Mr. Combs held roles of increasing responsibility at Motorola Inc. from 1988 to 2006. Mr. Combs holds an M.B.A. from Lake Forest Graduate School of Management and a B.A. from Judson University.

Mark L. Prior was appointed the Company’s Vice President, General Counsel and Secretary in July 2016. Previously, from March 2007 to July 2016, Mr. Prior was employed by DFC Global Corp as General Counsel and Deputy General Counsel, Senior Vice President and Secretary. Previously, he was Corporate Counsel for the Philadelphia Stock Exchange from August 2005 to March 2007 and firm partner with Rubin Fortunato, P.C., from September 1998 to July 2005. Mr. Prior holds a B.A. from Dickinson College, magna cum laude, Phi Beta Kappa, and a J.D. from Penn State University – Dickinson Law. Mr. Prior is licensed in the Commonwealth of Pennsylvania.

EQUITY INCENTIVE PLANS

Amended and Restated 2003 Incentive Stock Option Plan

In February 2003, we adopted our Amended and Restated 2003 Incentive Stock Option Plan, and amended the plan in both June 2004 and May 2006. The plan is administered by the Compensation Committee. Our employees and employees of our subsidiaries, subject to certain exclusions, are eligible to participate in the plan. Option grants have been made at the discretion of the Compensation Committee, for such terms as the Compensation Committee may determine, but not for terms greater than ten years from the date of grant. The maximum number of shares of our Common Stock that may be issued under this plan is 3,859,767 shares, subject to adjustment. All options issued vest equally over a five-year term or less, as determined in connection with each grant. As of January 31, 2019, no further grants will be made under the Amended and Restated 2003 Incentive Stock Option Plan. Any shares subject to an award under the Amended and Restated 2003 Incentive Stock Plan that lapse, expire, are forfeited or terminated, or are settled in cash will again become available for future grant under the 2016 Amended Omnibus Incentive Plan, as discussed below.

2011 Omnibus Incentive Plan

In May 2011, our stockholders approved our 2011 Omnibus Incentive Plan. The plan is administered by the Compensation Committee. Our employees and employees of our subsidiaries, subject to certain exclusions, are eligible to participate in the plan. The maximum number of shares of our Common Stock that may be issued under this plan is 1,200,000 shares, subject to adjustment and a cap of 300,000 to any one participant in any one taxable year. RSUs that have been issued under the plan vest on various time horizons, depending on the recipient and the criteria of measurement for performance-based RSUs, but none longer than five years. As of January 31, 2019, there were outstanding time-based RSUs issued under the 2011 Omnibus Incentive Plan that are convertible to 51,213 shares of our Common Stock. No further grants will be made under the 2011 Omnibus Incentive Plan. Any shares subject to an award under the 2011 Omnibus Incentive Plan that lapse, expire, are forfeited or terminated, or are settled in cash will again become available for future grant under the 2016 Amended Omnibus Incentive Plan, as discussed below.

Employee Stock Purchase Plan

In February 2003, we adopted our Employee Stock Purchase Plan (“ESPP”). The ESPP was amended on November 30, 2011 to permit highly compensated employees to participate. The plan is administered by the Compensation Committee. Our employees and employees of our subsidiaries, subject to certain exclusions, are eligible to participate in the plan. Eligible employees are able to purchase shares of our Common Stock without brokerage commissions and at a discount from market prices. The maximum number of shares of our Common Stock that may be issued under this plan is 1,267,085 shares, subject to adjustment. At January 31, 2019, there were 495,363 shares issued and 771,722 shares available for future issuance under the plan.

2003 Non-Employee Director Stock Option Plan

In February 2003, we adopted the 2003 Non-Employee Director Stock Option Plan. The maximum number of shares of our Common Stock that may be issued under this plan is 600,000 shares, subject to adjustment. All options issued to a director when he or she becomes a director currently vest equally over a three-year term, while those issued to a director on his fourth anniversary date and those issued immediately following each annual stockholders’ meeting upon the director’s election by the stockholders as a director, vest on the first anniversary date of the grant. As a result of the approval by the stockholders of the 2011 Non-Employee Director Restricted Stock Plan, discussed below, the Compensation Committee has determined at this time to issue no further options under this 2003 Non-Employee Director Stock Option Plan. At January 31, 2019, there were options to purchase 40,000 shares of our Common Stock under this plan and 120,000 shares remaining for future issuance under the plan.

2011 Non-Employee Director Restricted Stock Plan

In May 2011 our stockholders approved our 2011 Non-Employee Director Restricted Stock Plan. The plan is administered by the Compensation Committee. Only our non-employee directors are eligible to participate in the plan. The maximum number of shares of our Common Stock that may be issued under this plan is 300,000 shares. Only restricted stock and RSUs may be awarded under the Plan. RSUs that have been issued under the plan have one-year vesting periods. At January 31, 2019, there were 30,240 RSUs issued and outstanding under the plan and 82,388 shares remaining for future issuance under the plan.

2016 Amended Omnibus Incentive Plan

Our Board, in March 2016, and our stockholders, in May 2016, approved our 2016 Omnibus Incentive Plan. The plan is administered by the Compensation Committee and replaces our 2011 Omnibus Incentive Plan and our Amended and Restated 2003 Incentive Stock Option Plan. The maximum number of shares of our Common Stock that may be issued under this plan, as initially adopted, is 1,200,000 shares. All options issued vest equally over a five-year term or less, as determined in connection with each grant. Our Board, in March 2017, and our stockholders, in May 2017, approved our 2016 Amended Omnibus Incentive Plan. The plan is administered by the Compensation Committee and amended our 2016 Omnibus Incentive Plan. The maximum number of shares of our Common Stock that may be issued under this plan is 2,600,000 shares.

At January 31, 2019, there were options to purchase 720,166 shares of our Common Stock issued and outstanding under the plan. Additionally, at January 31, 2019, there were PSUs issued that are convertible into a minimum of 0 shares and a maximum of 700,500 shares of our Common Stock, determinable by the performance of our Company over a stated period of time ending May 30, 2021. At January 31, 2019, there were RSUs issued that are convertible into 802,822 shares of our Common Stock and 670,125 shares remaining for future issuance under the plan.

The table below provides information regarding the number of shares of our Common Stock that may be issued on exercise of outstanding stock options and will be issued under RSU awards under our existing equity compensation plans as of January 31, 2019. These plans are as follows:

•	the Amended and Restated 2003 Incentive Stock Option Plan;

•	the 2011 Omnibus Incentive Plan;

•	the Non-Employee Director Stock Option Plan;

•	the 2011 Non-Employee Director Restricted Stock Plan;

•	the 2016 Amended Omnibus Incentive Plan; and

•	the Employee Stock Purchase Program.

EQUITY COMPENSATION PLANS

Plan Category:	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	2,124,006	$10.53	1,644,235
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	2,124,006	$10.53	1,644,235

(1)	Inclusive of 772,731 stock options and 1,351,275 restricted stock units.
(2)

$10.53 is inclusive of the 1,351,275 shares related to restricted stock units which only have a service requirement and no exercise price. The weighted-average exercise price of the 772,731 outstanding stock option is $28.94.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS

AND PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our Common Stock for each person who is known by us to be the beneficial owner of more than 5% of our voting securities, for each director and named executive officer, and for all directors and executive officers as a group. Unless otherwise indicated in the footnotes, each person named below has sole voting and investment power over the shares indicated. For purposes of this table, a person is also deemed to be the “beneficial owner” of the number of shares of Common Stock that such person has the right to acquire within 60 days of April 1, 2019 through the exercise of any option, warrant or right, through the conversion of any security, through the power to revoke a trust, discretionary account, or similar arrangement, or through the automatic termination of a trust, discretionary account or similar arrangement. The percentage of total Common Stock beneficially owned is based on 31,883,939 shares of Common Stock outstanding as of April 1, 2019, which is the record date for the annual meeting.

Name	Shares of Common Stock Beneficially Owned	Percent of Common Stock
Warren A. Stephens (1)	6,155,449	19.31%
The Stephens Group, LLC and its affiliates (2)	4,817,109	15.11%
BlackRock, Inc. (3)	3,377,756	10.59%
PAR Capital Management, Inc. (4)	2,967,920	9.31%
Anchorage Capital Group, L.L.C. (5)	2,900,000	9.10%
Dimensional Fund Advisors LP (6)	1,875,092	5.88%
Norman L. Miller	384,385	1.21%
Douglas H. Martin (7)	184,634	*
Lee A. Wright	182,371	*
Bob L. Martin	85,588	*
Brian A. Daly	56,182	*
Mark L. Prior	44,047	*
George L. Bchara	42,087	*
Todd F. Renaud	41,038	*
John C. Davis	33,689	*
William A. Saunders, Jr.	28,972	*
Kelly M.Malson	28,383	*
William (David) Schofman	26,204	*
Oded Shein	16,137	*
Eddie D. Combs	11,259	*
James H. Haworth	4,425	*

All Directors and Executive Officers, as a group (12 persons)	1,173,721	3.68%

*	Represents less than 1% of the outstanding Common Stock.
(1)

The address of Warren A. Stephens is 111 Center Street, Little Rock, Arkansas, 72201. Includes 1,292,920 shares owned by Stephens Investments Holdings LLC as to which Mr. Stephens, as Manager of the LLC, may be deemed to have sole voting power and sole dispositive power. Also includes 82,430 shares owned by Stephens Inc. as to which Mr. Stephens, as President of Stephens Inc., may be deemed to have sole voting power and sole dispositive power, and 136,738 shares held in discretionary trading accounts on behalf of clients of Stephens Inc. as to which Mr. Stephens, as President of Stephens Inc., may be deemed to have shared voting power and shared dispositive power. Also includes 6,352 shares owned by each of Warren Miles Amerine Stephens Trust, John Calhoun Stephens Trust, and Laura Whitaker Stephens Trust, as to which Mr. Stephens, as sole Trustee of the trusts, has sole voting power and sole dispositive power. Also includes 285,000 shares owned by Warren A. Stephens Roth IRA. Also includes 342,081 shares owned by Harriet C. Stephens Trust, 430,000 shares owned by WAS Family Trust One, 22,619 shares owned by Warren Miles Amerine Stephens 2012 Trust, 1,500,000 shares owned by WAS Family Trust Three, 128,450 shares owned by Laura W. Stephens WAS Grantor Trust, and 56,633 shares owned by each of Warren M. A. Stephens 95 Trust, John Calhoun Stephens 95 Trust, and Laura Whitaker Stephens 95 Trust, as to which Harriet C. Stephens is Trustee of the trusts and as to which Mr. Stephens may be deemed to have shared voting and dispositive power with Ms. Stephens. Also includes 310,346 shares owned by Laura Whitaker Stephens WHCT Trust, Harriet C. Stephens, Co-Trustee, as to which Mr. Stephens may be deemed to have shared voting and dispositive power with Ms. Stephens. Also includes 68,706 shares owned by Warren Miles Amerine Stephens Revocable Trust, 310,346 shares owned by Miles Stephens WHCT Trust, and 128,450 shares owned by Miles A. Stephens WAS Grantor Trust, as to which Warren Miles Amerine Stephens is Trustee and as to which Warren Stephens may be deemed to have shared voting and dispositive power with Warren Miles Amerine Stephens. Also includes 68,706 shares owned by John Calhoun Stephens Revocable Trust, 310,346 shares owned by John Calhoun Stephens WHCT Trust, and 128,450 shares owned by John C. Stephens WAS Grantor Trust, as to which John C. Stephens is Trustee and as to which Warren Stephens may be deemed to have shared voting and dispositive power with John C. Stephens. Also includes 68,705 shares owned by Laura Whitaker Stephens Revocable Trust as to which Laura Whitaker Stephens is Trustee and as to which Warren Stephens may be deemed to have shared voting and dispositive power with Laura Whitaker Stephens. Also includes 113,744 shares owned by each of Paula W. & John P. Calhoun Family Trust – WMAS, Paula W. & John P. Calhoun Family Trust – JCS, and Paula W. & John P. Calhoun Family Trust – LWS, as to which Warren Miles Amerine Stephens, John Calhoun Stephens, and Laura Whitaker Stephens are co-trustees and as to which Warren Stephens may be deemed to have shared voting and dispositive power with the co-trustees. Also includes 11,000 shares owned by Harriet and Warren Stephens Family Foundation as to which Mr. Stephens, as co-trustee, may be deemed to have shared voting power and shared dispositive power with Ms. Stephens. Also includes 234, 972 shares owned by Curtis F. Bradbury, Jr. The information with respect to Warren A. Stephens is based on the Schedule 13D/A filed by such entities and person with the SEC on January 7, 2019.
(2)

The Stephens Group, LLC and its affiliates address is 100 Morgan Keegan Drive, Suite 500, Little Rock, AR 72202. The beneficial ownership described above includes 4,305,343 shares owned by SG-1890, LLC, for which The Stephens Group, LLC is the manager. Wilton R. Stephens, Jr. and Elizabeth Stephens Campbell have shared power to vote and dispose of such shares as members of the Executive Committee of The Stephens Group, LLC. It also includes 54,163 shares held by Snow Lake Holdings, Inc., 50,755 shares held by the Arden Jewell Stephens 2012 Trust, 50,755 shares held by the W. R. Stephens III 2012 Trust, 373 shares held by the Arden Jewell Stephens Trust dtd 10/20/99, 373 shares held by the W. R. Stephens III Trust dtd 7/2/01, 49,655 shares held by the Elizabeth Chisum Campbell 2012 Trust, 49,655 shares held by the Susan Stephens Campbell 2012 Trust, 49,655 shares held by the Craig Dobbs Campbell, Jr. 2012 Trust, 12,720 shares held by Carol M. Stephens, 140,645 shares owned directly by the W.R. Stephens, Jr. Revocable Trust, to which Mr. Stephens, as sole trustee, has sole power to vote and dispose, 53,017 shares held by the Elizabeth S. Campbell Trust A, to which Mrs. Campbell, as co-trustee, has shared power to vote and dispose All of the above are members of a group with The Stephens Group, LLC. The information with respect to The Stephens Group, LLC are based on the Schedule 13D/A filed by such entities and person with the SEC on July 14, 2017.

(3)

BlackRock, Inc. (“BlackRock”) may be deemed to beneficially own, and has sole voting power with respect to 3,331,193 shares and sole dispositive power with respect to 3,377,759 shares. The information with respect to BlackRock is based on the Schedule 13G filed on March 8, 2019. BlackRock’s mailing address is 55 East 52nd Street, New York, NY 10055.

(4)

PAR Investment Partners, L.P. (“PAR Investment Partners”) holds sole voting power and sole dispositive power over 2,967,920shares of Common Stock. PAR Group, L.P. (“PAR Group”) is the sole general partner of PAR Investment Partners, and may be deemed to be the beneficial owner of the 2,967,920 shares owned directly by PAR Investment Partners. PAR Capital Management, Inc. (“PAR Capital Management”) is the sole general partner of PAR Group, and may be deemed to be the beneficial owner of the 2,967,920 shares held beneficially by PAR Group. The information with respect to PAR Investment Partners, PAR Group and PAR Capital Management comes from the Schedule 13G filed by such entities with the SEC on February 14, 2019. The mailing address of PAR Capital Management is 200 Clarendon Street, FL 48, Boston, MA 02116.

(5)

The shares of Common Stock are held for the account of Anchorage Capital Master Offshore, Ltd., a Cayman Island exempted company (“ACMO”). Anchorage Advisors Management, L.L.C. (“Anchorage Management”) is the sole managing member of Anchorage Capital Group, L.L.C. (“Anchorage Capital Group”), which is the investment advisor to ACMO Kevin M. Ulrich is the Chief Executive Officer of Anchorage Capital Group and the senior managing member of Anchorage Management. The mailing address of ACMO is 610 Broadway, 6th Floor, New York, NY 10012. The information with respect to the ACMO is based on the Schedule 13G/A filed jointly by ACMO, Anchorage Capital Group, Kevin M. Ulrich and Anchorage Management on February 14, 2019.

(6)

Dimensional Fund Advisors LP (“Dimensional”) may be deemed to beneficially own, and has sole voting power with respect to 1,841,356 shares and sole dispositive power with respect to 1,875,092 shares. The information with respect to Dimensional is based on the Schedule 13G filed on February 8, 2019. Dimensional’s mailing address is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(7)

Includes 45,171 shares owned by Martin Family 2016 Trust UID 6-14-2016, 40,000 shares owned by Martin Family 2018 Trust, and 35,586 shares owned by Douglas H. Martin Trust UID 4-18-2014, as to which Mr. Martin, as sole Trustee of the trusts, has sole voting power and sole dispositive power. Also includes 800 shares owned by Douglas Martin Custodian for Haven Celeste Martin as to which Mr. Martin has sole voting power and sole dispositive power, and 1,600 shares owned by Mr. Martin’s children as to which Mr. Martin has shared voting and dispositive power pursuant to powers of attorney. Also includes 43,077 shares owned through a Roth IRA account as to which Mr. Martin has sole voting and dispositive power. Also includes 3,100 shares owned by Mr. Martin’s spouse as custodian for a minor child, as to which Mr. Martin may be deemed to have shared voting and dispositive power. Also includes 1,600 shares owned by a charitable foundation of which Mr. Martin is a co-trustee, as to which Mr. Martin has shared voting and dispositive power. Also includes 20,000 shares which Mr. Martin has the right to receive upon the exercise of options, and as to which Mr. Martin would have sole voting power and sole dispositive power. The information with respect to Mr. Doug Martin is based on the Schedule 13D/A filed on January 7, 2019.

To our knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of the voting power of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

The Board has adopted a written statement of policy with respect to all relationships and transactions in which our Company and our directors and executive officers or their immediate family members are participants. The Audit Committee reviews all related party relationships and transactions to determine whether such persons have a direct or indirect material interest, and if so, if the transactions are at arm’s length and are acceptable to the Board of Directors. Each related party transaction must be entered into on terms that are comparable to those that could be obtained as a result of arm’s length dealings with an unrelated third party to be approved and accepted by the Board of Directors. As required under SEC rules, transactions that are reportable under Item 404(a) of Regulation S-K are disclosed in our proxy statement. The Audit Committee reviews any related person transaction that is required to be disclosed as set forth in the preceding sentence. Since the beginning of fiscal year 2019, there have been no transactions reportable under Item 404(a) of Regulation S-K. In the course of its review of these relationships, the Audit Committee observes how each relates to a potential conflict of interest with the Company:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction, and the timing of the entering of such transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the committee deems appropriate.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors, executive officers as well as other persons who own more than 10% of our outstanding Common Stock file initial reports of ownership and reports of changes in ownership of our Common Stock with the SEC. Officers, directors and other stockholders who own more than 10% of our outstanding Common Stock are required by the SEC to furnish us with copies of all Section 16(a) reports they file. These reports are required to be submitted by specified deadlines, and the Company is required to report in this proxy statement any failure by directors, officers and beneficial owners of more than ten percent of its Common Stock to file such reports on a timely basis during the Company’s most recent fiscal year or, in the case of such a failure that has not previously been so disclosed, prior fiscal years.

To our knowledge, based solely on a review of reports and information furnished to us by those persons who were directors, executive officers and/or the beneficial holders of 10% or more of our Common Stock at any time during fiscal year 2019 and upon representations from such persons, we believe that all stock ownership reports required to be filed under Section 16(a) by such reporting persons during fiscal year 2019 were timely made, except one Form 4 filing for Mr. Bob Martin relating to shares sold on July 18, 2018.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding our Common Stock but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request or notice, as applicable, to our Corporate Secretary at 2445 Technology Forest Blvd., Building 4, Suite 800, The Woodlands, Texas 77381, or call our Investor Relations department at (936) 230-5899, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s annual meeting, follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you. You can also contact our Investor Relations department at the phone number or address set forth above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

Conn’s, Inc.

2019 ANNUAL MEETING OF STOCKHOLDERS

May  29, 2019

FORM OF PROXY

YOU CAN VOTE OVER THE INTERNET OR BY TELEPHONE

QUICK * EASY * IMMEDIATE * AVAILABLE * 24 HOURS A DAY * 7 DAYS A WEEK

Conn’s, Inc. encourages you to take advantage of convenient ways to vote. If voting by proxy, you may vote over the Internet, by telephone or by mail. Your Internet or telephone vote authorizes the named proxies to vote in the same manner as if you marked, signed, and returned your proxy card. To vote over the Internet, by telephone, or by mail, please read the accompanying proxy statement and then follow these easy steps:

VOTE BY INTERNET – www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on May 28, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – (800) 690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time on May 28, 2019. Have your proxy card in hand when you call and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Conn’s, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, or Conn’s Corporate Secretary, 2445 Technology Forest Blvd., Suite 800, The Woodlands, Texas 77381.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, and Annual Report on Form 10-K are available at www.conns.com and www.proxyvote.com. By my signature below, I revoke all previous proxies and appoint Mark Prior or Lee Wright as proxy, with full power of substitution and resubstitution, to represent and to vote, as designated below, all shares of Common Stock of Conn’s, Inc. that I held of record as of the close of business on April 1, 2019, at the 2019 annual meeting of stockholders to be held at 2445 Technology Forest Blvd., Building 4, Suite 800, The Woodlands, Texas 77381, on May 29, 2019, at 1:00 p.m. Central Daylight Time, or any postponements or adjournments thereof. The above named proxy is hereby instructed to vote as specified.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE MARK YOUR VOTE IN THE BOXES BELOW USING DARK INK ONLY

Proposals:

	FOR	AGAINST	ABSTAIN
1. To elect the eight directors listed below:

James H. Haworth	☐	☐	☐

Kelly M. Malson	☐	☐	☐

Bob L. Martin	☐	☐	☐

Douglas H. Martin	☐	☐	☐

Norman L. Miller	☐	☐	☐

William E. Saunders, Jr.	☐	☐	☐

William (David) Schofman	☐	☐	☐

Oded Shein	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. To ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2020.	☐	☐	☐

3. To approve, on a non-binding advisory basis, named executive officers’ compensation.	☐	☐	☐

IMPORTANT – This proxy must be signed and dated where provided on the reverse side.

If you execute and return this proxy it will be voted in the manner you have specified. If no specification is made, this proxy will be voted “FOR” each of the director nominees in Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3. Furthermore, in their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting, or any adjournment thereof.

Please sign exactly as your name appears on this proxy. Joint owners should each sign. When signing as a fiduciary, such as an attorney, executor, administrator, trustee, guardian, etc., please give your full title as such. Please return this form of proxy promptly in the enclosed envelope.

The undersigned acknowledge(s) receipt of the Notice of 2019 annual meeting of stockholders and the Proxy Statement accompanying such Notice, each dated April 12, 2019.

Print Name	Print Name

Signature(s)	Signature(s)

Date	Date